Exhibit 10.1

Execution Version

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

by and between

Spire Resources LLC, as Seller

and

Boardwalk Pipelines, LP, as Purchaser

Dated as of March 28, 2026

CORE/3000720.0073/238002067.12

TABLE OF CONTENTS

Article 1 DEFINITIONS		2
1.1	Definitions.	2
1.2	Construction.	15
Article 2 PURCHASE AND SALE OF INTERESTS; CLOSING		16
2.1	Company Interests.	16
2.2	Purchase Price.	16
2.3	Pre-Closing Events; Closing Statement.	16
2.4	Closing.	17
2.5	Post-Closing True-Up.	19
2.6	Tax Treatment and Allocation of Purchase Price.	21
2.7	Withholding Tax.	21
Article 3 REPRESENTATIONS AND WARRANTIES OF SELLER		22
3.1	Organization; Qualification; Authorization.	22
3.2	Company Interests.	23
3.3	No Conflicts.	23
3.4	No Consents.	23
3.5	No Litigation.	23
3.6	Financial Statements.	24
3.7	Brokers.	24
3.8	No Material Adverse Effect.	24
3.9	Compliance.	24
3.10	Employees.	25
3.11	Plans; ERISA.	26
3.12	Real Property.	28
3.13	Title; Sufficiency of Assets.	28
3.14	No Undisclosed Liabilities or Indebtedness.	29
3.15	Tax Matters.	29
3.16	Material Contracts.	32
3.17	Environmental Matters.	34
3.18	Bank and Brokerage Accounts.	34
3.19	Affiliate Transactions.	34
3.20	IT Assets; Data Privacy.	35
3.21	Insurance.	36
3.22	Exclusivity of Representations.	36

- i -

CORE/3000720.0073/238002067.12

4911-3830-2074, v. 22

Article 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER		36
4.1	Organization and Qualification.	36
4.2	Authority; Binding Effect.	37
4.3	No Conflicts.	37
4.4	No Consents.	37
4.5	No Litigation.	37
4.6	No Brokers.	37
4.7	Investment Purpose.	38
4.8	Sufficiency of Funds.	38
4.9	Exclusivity of Representations.	38
Article 5 COVENANTS		39
5.1	Conduct of Business.	39
5.2	Access and Information.	41
5.3	Efforts; Certain Government Matters.	42
5.4	Confidentiality.	43
5.5	Certain Tax Matters.	45
5.6	Employee Matters.	47
5.7	Exclusivity.	50
5.8	Supplement to the Company Disclosure Schedule.	51
5.9	Intercompany Agreements.	51
5.10	Replacement of Guarantees.	51
5.11	Financial Hedging Contracts.	52
5.12	Assignment of Assets.	52
5.13	Non-Competition; Non-Solicitation.	53
5.14	Receipt of Funds.	55
5.15	Data Room.	55
5.16	Books and Records.	55
5.17	Use of Name.	55
5.18	Insurance.	55
5.19	D&O Indemnification and Exculpation.	56
5.20	Representation and Warranty Insurance.	57
5.21	Distributions.	57
5.22	Privileged Matters.	57
5.23	Further Assurances.	57

- ii -

CORE/3000720.0073/238002067.12

4911-3830-2074, v. 22

Article 6 CONDITIONS TO CLOSING		58
6.1	Conditions to Obligations of Each Party.	58
6.2	Conditions to Obligations of Purchaser.	58
6.3	Conditions to Obligations of Seller.	59
Article 7 INDEMNIFICATION		59
7.1	Survival of Representations, Warranties, Covenants and Agreements.	59
7.2	Indemnification.	60
7.3	Limitations on Indemnification.	61
7.4	Indemnification Procedures.	62
7.5	Adjustment to Purchase Price.	64
7.6	Investigation or Review.	64
7.7	Sole Remedies.	64
7.8	Release.	65
7.9	R&W Policy.	66
Article 8 TERMINATION		66
8.1	Termination.	66
8.2	Termination Fee.	67
8.3	Effect of Termination.	68
Article 9 MISCELLANEOUS PROVISIONS		68
9.1	Notices.	68
9.2	Entire Agreement.	69
9.3	Amendment.	70
9.4	Waiver.	70
9.5	Third Party Beneficiaries.	70
9.6	No Assignment.	70
9.7	Publicity.	70
9.8	Return of Information.	71
9.9	Expenses.	71
9.10	Governing Law.	71
9.11	Submission to Jurisdiction and Exclusive Venue.	71
9.12	Waiver of Jury Trial.	72
9.13	Headings.	72
9.14	Invalid Provisions.	72
9.15	Construction.	73
9.16	Counterparts; Execution.	73

- iii -

CORE/3000720.0073/238002067.12

4911-3830-2074, v. 22

9.17	Binding Effect.	73
9.18	Specific Performance.	73
9.19	Waiver of Conflicts; Transaction Privilege.	73
9.20	Non-Recourse.	74

- iv -

CORE/3000720.0073/238002067.12

4911-3830-2074, v. 22

Exhibits

Exhibit A Working Capital Schedule

Exhibit B Form of Assignment of Membership Interests

Exhibit C Form of Transition Services Agreement

Schedules

Schedule 1.1(a) Permitted Liens

Schedule 1.1(b) Spire Transaction Bonus Award Letters

Schedule 2.6 Allocation Methodology

Schedule 5.1 Conduct of Business

Schedule 5.6(a) Available Employees

Schedule 5.9 Intercompany Agreements

Schedule 5.12-1 Out of Scope Assets

Schedule 5.12-2 In Scope Assets

Company Disclosure Schedule

Schedule 3.1(a) Jurisdictions of Formation and Operation

Schedule 3.1(c) Investments

Schedule 3.4 Consents

Schedule 3.5 Litigation

Schedule 3.6 Financial Statements

Schedule 3.8 Conduct of Business

Schedule 3.9(b) Compliance with Trading Policies

Schedule 3.9(c) Compliance with Permits

Schedule 3.10(a) Company Employees

Schedule 3.10(c) Agreements with Employees

Schedule 3.10(d) Independent Contractors

Schedule 3.11(a) Employee Benefit Plans

Schedule 3.11(c) ERISA

Schedule 3.11(i) Non-Qualified Deferred Compensation Plans

Schedule 3.11(j) Effect on Employee Benefit Plans

Schedule 3.12(b) Leased Real Property

Schedule 3.13(a) Material Tangible Personal Property

Schedule 3.14(b) Indebtedness

Schedule 3.15 Tax Matters

Schedule 3.16(a) Material Contracts

Schedule 3.17 Environmental Matters

Schedule 3.18 Bank and Brokerage Accounts

Schedule 3.19 Affiliate Transactions

Schedule 3.20(a) Material IT Assets

Schedule 3.20(b) Company Intellectual Property Rights

- i -

CORE/3000720.0073/238002067.12

4911-3830-2074, v. 22

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This MEMBERSHIP INTERESTS PURCHASE AGREEMENT is dated as of March 28, 2026 (the “Execution Date”), by and between Spire Resources LLC, a Missouri limited liability company (“Seller”), and Boardwalk Pipelines, LP, a Delaware limited partnership (“Purchaser”) (the foregoing parties to this Agreement may also be referred to herein as the “Parties” or individually as a “Party”).

RECITALS

A. Seller owns all of the issued and outstanding shares of Spire Marketing Inc., a Missouri corporation properly classified as an association taxable as a corporation for U.S. federal (and applicable state and local) income tax purposes (“Pre-Conversion Company”). Spire Inc., a Missouri corporation (“Spire Inc.”), owns all of the issued and outstanding membership interests of Seller, and Seller is treated as an entity disregarded as separate from Spire Inc. for U.S. federal income tax purposes. Spire Inc. is considered the regarded owner of the Pre-Conversion Company for U.S. federal income tax purposes.

B. Prior to the Closing Date (as defined below), Seller shall have caused the Conversion to occur pursuant to which the Pre-Conversion Company shall have converted from a corporation organized in Missouri pursuant to the General and Business Corporation Law of Missouri (“GBCL”) to a limited liability company organized in Delaware pursuant to the Delaware Limited Liability Company Act (“DLLCA”) treated as an entity disregarded as separate from its regarded owner for U.S. federal income tax purposes (“Post-Conversion Company”) in accordance with the terms of this Agreement.

C. Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, after the Conversion, all of the membership interests of the Post-Conversion Company (the “Company Interests” and such transaction, together with the other transactions described in this Agreement, the “Transactions”).

D. The obligations of Seller under this Agreement and the other Transaction Documents are guaranteed by Spire Inc. under the terms and conditions of that certain Guaranty Agreement (the “Guaranty Agreement”) entered into concurrently herewith.

E. Retention agreements (the “Retention Agreements”) have been duly executed by and between Purchaser and certain key employees.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants, representations and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

CORE/3000720.0073/238002067.12

Article 1
DEFINITIONS

1.1 Definitions.

As used in this Agreement, the following defined terms shall have the meanings indicated below:

“Acquisition Proposal” means any proposal or offer from any Person (other than the Purchaser or its Representatives) relating to any direct or indirect acquisition or purchase of all or substantially all of the assets or equity interests of the Company, whether such transaction takes the form of a sale of equity interests, merger, reorganization, recapitalization, sale of assets or otherwise.

“Action” means any action, claim, suit, complaint, investigation, audit, proceeding, arbitration or litigation, whether civil or criminal, in law or in equity, whether by or before any arbitrator or Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, unless otherwise specified, (a) before Closing, the Company shall be considered an Affiliate of Seller and shall not be considered an Affiliate of Purchaser and (b) from and after the Closing, the Company shall be considered an Affiliate of Purchaser and shall not be considered an Affiliate of Seller. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing, in no event shall an “Affiliate” of Purchaser include Loews Corporation or any of its shareholders, Subsidiaries or other Affiliates (other than Boardwalk Pipelines, LP and its Subsidiaries), except for purposes of any indemnities, disclaimers, releases or waivers in favor of, or on behalf of, Affiliates of Purchaser.

“Agreement” means this Membership Interests Purchase Agreement, including (unless the context otherwise requires) the Exhibits, the Schedules and the Company Disclosure Schedule, as the same may be amended from time to time in accordance with the terms hereof.

“AIP” has the meaning set forth in Section 5.6(l).

“Allocable Amount” has the meaning set forth in Section 2.6.

“Allocation” has the meaning set forth in Section 2.6.

“Allocation Methodology” has the meaning set forth in Section 2.6.

“Assignment of Membership Interests” has the meaning set forth in Section 2.4(b)(i).

“Available Employee” has the meaning set forth in Section 5.6(a).

CORE/3000720.0073/238002067.12

“Base Compensation” has the meaning set forth in Section 5.6(b).

“Business” means the business of the Company, as conducted immediately prior to the Execution Date, which is the business of marketing natural gas and related services throughout the U.S. and in some parts of Canada on both a wholesale and retail basis, including physical and derivative risk management, hedging, procurement, transportation and storage of natural gas, and other ancillary or related business activities. For the avoidance of doubt, “Business” does not include any other business conducted by Spire Inc. or any of its other Subsidiaries as of the Execution Date.

“Business Day” means a day other than: (i) Saturday, (ii) Sunday or (iii) any day on which banks located in the State of Texas are authorized or obligated to close.

“Captive” has the meaning set forth in Section 3.21.

“Claim” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, notice of violation, notice of inquiry, proceeding, litigation, citation, summons, subpoena, investigation, suit, information request, audit, or administrative order of any nature, whether civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity, and including any legal proceedings in respect thereof.

“Claim Cap” has the meaning set forth in Section 7.3(a)(ii).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Claim Response” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.4(a).

“Closing Date” has the meaning set forth in Section 2.4(a).

“Company” means (a) prior to the Conversion, the Pre-Conversion Company, and (b) from and after the Conversion, the Post-Conversion Company.

“Company Disclosure Schedule” means the schedules delivered to Purchaser by or on behalf of Seller, in connection with this Agreement, and identified as such on the title page thereto.

“Company Employee” has the meaning set forth in Section 3.10(a).

“Company Financials” has the meaning set forth in Section 3.6.

“Company FSA Plans” has the meaning set forth in Section 5.6(f).

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Company.

“Company Interests” has the meaning set forth in the Recitals.

CORE/3000720.0073/238002067.12

“Company Transaction Expenses” means, to the extent incurred or accrued and remaining unpaid or payable as of the Effective Time, and except as included as a current liability in Working Capital, the aggregate of (a) all fees and expenses, if any, payable by the Company in connection with the negotiation, preparation, or execution of this Agreement and the consummation of the Transactions, including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders or consultants (including the costs associated with any Internal Revenue Code Section 280G calculations and related determinations), (b) any and all change of control payments, transaction bonuses, retention bonuses and other payments payable by the Company as a result of or arising from the consummation of the Transactions (but excluding, for the avoidance of doubt, any retention bonuses or other payments under any Retention Agreements other than the Spire Transaction Bonus Award Letters), (c) all amounts payable under the Spire Transaction Bonus Award Letters, (d) subject to Section 5.6(a), any severance payments for employees of Company or its Affiliates terminated prior to Closing, (e) the employer portion of any related employment or other similar Taxes related to the payments described in subclause (b) or any Tax “gross up” payments payable with respect to the foregoing and (f) Transfer Taxes described in Section 5.5(d).

“Confidentiality Agreement” has the meaning set forth in Section 5.4(a).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Internal Revenue Code electing to file consolidated U.S. federal income Tax Returns and any similar group under U.S. state or local or non-U.S. Law.

“Continuing Employee” has the meaning set forth in Section 5.6(a).

“Contract” means any written or oral contract, license, lease, sublease, covenant, commitment, note, bond, mortgage, power of attorney, proxy, indenture, or other binding agreement or arrangement.

“Conversion” means the conversion of the Pre-Conversion Company into the Post-Conversion Company at the Conversion Effective Date pursuant to the Conversion Documents in accordance with this Agreement as a result of which the Post-Conversion Company shall be a limited liability company organized in Delaware pursuant to the DLLCA.

“Conversion Documents” means, with respect to the Conversion, each of (a) written evidence reflecting the approval of the Conversion by the board of directors and shareholder in accordance with GBCL § 351.409(2), (b) a certificate of the Secretary of State of the state of Missouri certifying that attached is a certificate filed with the Secretary of State of the state of Missouri pursuant to GBCL § 351.409(4) with respect to the Conversion of the Pre-Conversion Company into a Delaware corporation on the Conversion Effective Date, (c) a certificate of incorporation and a certificate of the Secretary of State of the state of Delaware certifying that attached is a certificate of conversion pursuant to § 265(c) of the Delaware General Corporation Law (the “DGCL”) filed with the Secretary of State of the state of Delaware with respect to the Conversion of the Pre-Conversion Company into a Delaware corporation (the “Pre-Conversion Corporation”) on the Conversion Effective Date; (d) a certificate of formation and a certificate of the Secretary of State of the state of Delaware certifying that attached is a certificate of conversion

CORE/3000720.0073/238002067.12

pursuant to DLLCA § 18-214 filed with the Secretary of State of the state of Delaware with respect to the Conversion of the Pre-Conversion Corporation into a Delaware limited liability company on the Conversion Effective Date; and (e) reasonable written evidence of the satisfaction of any other requirements to effectuate the Conversion set forth in GBCL § 351.409, DGCL § 265 and DLLCA § 18-214.

“Conversion Effective Date” means a date no later than three (3) Business Days prior to the Closing.

“Cyber Event” means any unauthorized access, acquisition, use, disruption, encryption, exfiltration, denial-of-service, or other compromise of IT Assets or Data (including ransomware).

“Data” means all confidential, proprietary, or regulated information used or processed by or for the Company, including all Personal Information, whether stored on premises or within vendor or cloud environments.

“Data Room” means the “Project Cardinal” electronic data room hosted by Seller under the HighQ platform.

“Dispute Notice” has the meaning set forth in Section 2.5(b).

“Disputed Items” has the meaning set forth in Section 2.5(b).

“DLLCA” has the meaning set forth in the Recitals.

“EBITDA” means, with respect to a Person or business, for any period, the net income of such Person or business for such period, calculated in accordance with GAAP, plus (i) interest expense, (ii) income tax expense, (iii) depreciation expense, and (iv) amortization expense, in each case to the extent deducted in calculating such net income.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Environmental Laws” means all federal, state, local and foreign Laws (including common law) and regulations relating to pollution, the environment, or natural resources, or to human health and safety as it relates to the handling of, or exposure to, Hazardous Substances, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, arrangement for disposal, Release, transport or handling of Hazardous Substances, including: (a) the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); (b) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) (“RCRA”); (c) the National Environmental Policy Act (42 U.S.C. §§ 4321 et seq. (1969), as amended); (d) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.); (e) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (f) the Clean Water Act (33 U.S.C. §§ 1251 et seq.) (“CWA”); (g) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); (h) the Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); (i) the Natural Gas Pipeline Safety Act, as amended (49 U.S.C. §§ 60101 et seq.); (j) any state, county, municipal or local Laws similar or analogous to the federal statutes listed in

CORE/3000720.0073/238002067.12

parts (a) through (i) of this definition; and (k) any rules, regulations, directives, or orders adopted pursuant to or implementing the Laws listed in parts (a) through (j) of this definition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to Company, each Person that is (or at any applicable time was) treated as a single employer with Company under Internal Revenue Code Sections 414(b), (c), (m) or (o) or ERISA Section 4001(b).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 2.3(b)(ii).

“Estimated Indebtedness” has the meaning set forth in Section 2.3(b)(i).

“Estimated Purchase Price” has the meaning set forth in Section 2.3(a)(iii).

“Estimated Working Capital” has the meaning set forth in Section 2.3(a)(ii).

“Estimated Working Capital Statement” has the meaning set forth in Section 2.3(a)(ii).

“Execution Date” has the meaning set forth in the first paragraph of this Agreement.

“Final Closing Statement” has the meaning set forth in Section 2.5(b).

“Final Company Transaction Expenses” has the meaning set forth in Section 2.5(b).

“Final Purchaser Payment” has the meaning set forth in Section 2.5(e).

“Final Seller Payment” has the meaning set forth in Section 2.5(d).

“Final Working Capital” has the meaning set forth in Section 2.5(a).

“Final Working Capital Statement” has the meaning set forth in Section 2.5(a).

“Financial Hedging Contract” means any Contract in respect of options, futures, forwards, swaps, hedging, or similar financial derivative Contracts related to interest rates, foreign exchange, commodity prices, basis differentials, equities or equity index, or otherwise, but excludes all Contracts for the sale, delivery, transportation, storage or receipt of physical products.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“GBCL” has the meaning set forth in the Recitals.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, department or agency, or any court, authority, tribunal, administrative hearing body, or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power. For

CORE/3000720.0073/238002067.12

the avoidance of doubt, Governmental Authority shall include all Taxing Authorities, the Federal Energy Regulatory Commission and all applicable state and local utility commissions and authorities.

“Guaranty Agreement” has the meaning set forth in the Recitals.

“Hazardous Substances” means all substances, chemicals, wastes, materials, pollutants, or contaminants defined as Hazardous Substances, Oils, Pollutants or Contaminants in CERCLA, RCRA, CWA or defined as hazardous or toxic by any applicable Environmental Law, including RCRA hazardous wastes, CERCLA hazardous substances, petroleum or any fraction thereof, petroleum products, natural gas, liquefied natural gas, asbestos or asbestos-containing materials, radioactive materials, radon, toxic mold, per- or polyfluoroalkyl substances, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

“Included Affiliate Contracts” means Contracts between or among the Company and any other Affiliates of Seller (other than Company) entered into at arm’s length on fair and reasonable terms (a) for the purchase or sale of natural gas, (b) for the contracting of transportation or storage capacity for natural gas or (c) that constitute asset management agreements for natural gas, in each case in connection with the Business.

“Indebtedness” means, with respect to the Company, (a) any indebtedness for borrowed money (including the principal amount thereof, any accrued interest thereon, and any prepayment premiums or termination fees with respect thereto), whether short-term or long-term, (b) any indebtedness arising under capital leases, conditional sales contracts and other similar title retention instruments whether short-term or long-term, (c) all Liabilities secured by any pledge, mortgage or other security interest on any property owned by the Company, (d) any indebtedness evidenced by any note, bond, debenture mortgage or other debt instrument or debt security, (e) any obligations for purchase price adjustments, the deferred purchase price of property, assets, services or equity interests, including “earnouts” and “seller notes” (but excluding any trade payables or accrued expenses in the ordinary course of business), (f) any amounts owed under any performance bond or letter of credit, (g) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (a) through (f), and (h) all indebtedness referred to in the foregoing clauses (a) through (g) which is directly or indirectly guaranteed by Company or that is secured by the assets or properties of Company.

“Indemnification Claim” has the meaning set forth in Section 7.4(a).

“Indemnified Party” has the meaning set forth in Section 7.2(b).

“Indemnifying Party” means a party obligated to indemnify any Indemnified Party under Article 7.

“Indemnitees” has the meaning set forth in Section 5.19(a).

“Independent Accountant” has the meaning set forth in Section 2.5(b).

CORE/3000720.0073/238002067.12

“Intellectual Property Rights” means all intellectual property rights, including any trademark, service mark, trade name, rights in logos, trade dress, domain name, mask work, discovery, invention, method, process, patent, trade secret, copyright, work of authorship, moral rights, rights in software, database rights, algorithms, rights in designs, rights in confidential or proprietary information, or know-how (in each case whether registered or unregistered, and including any registrations or applications for registration of any of the foregoing), in each case anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in Section 2.6.

“Intentional Fraud” means a common law claim for fraud based on an intentional misrepresentation (as opposed to any claim based on constructive knowledge, or negligent or reckless misrepresentation) with respect to the representations and warranties in this Agreement.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Period” means the period commencing on the Execution Date and ending upon the earlier to occur of the Closing or the termination of this Agreement in accordance with Section 8.1.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“IT Assets” means all information technology systems, equipment, and other assets, whether owned, leased or licensed, including all computers, hardware, software (including cloud-based software or other software as a service), servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology and operation technology equipment and systems, and all associated documentation.

“Law” or “Laws” means any law, statute, code, constitution, treaty, Order, rule, regulation, directive, protocol, ordinance or other legal restraint or requirement of a Governmental Authority, including common law, as well as the regulations or requirements of any securities exchange.

“Leased Real Property” means all real property (including any improvements thereon and rights appurtenant thereto), leased, subleased, licensed by, or for which a right to use or occupy has been granted to the Company or in which Company has a leasehold interest.

“Liabilities” means all obligations and other liabilities of a Person, including, with respect to the Company, Indebtedness (whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether asserted or unasserted and whether due or to become due).

“Liens” means any lien, mortgage, deed of trust, indenture, pledge, security interest, option, preemptive right, collateral assignment, easement, encroachment, license, condition, restriction, adverse claim, equitable interest, levy, charge, transfer restriction, or other encumbrance of any kind.

“Litigation Deductible” has the meaning set forth in Section 7.3(e).

CORE/3000720.0073/238002067.12

“Loss” or “Losses” means any judgments, awards, Liabilities, losses, Taxes, costs, expenses (including reasonable attorneys’ fees and expenses), damages, penalties, and fines.

“Material Adverse Effect” means any development, event, change, circumstance, occurrence, violation or effect that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, liabilities, operations, results of operations, or condition (whether financial, operational, or otherwise) of the Company or (ii) the Seller’s ability to consummate the Transactions; provided, however, that the foregoing shall not include any such event or change resulting from or arising in connection with (a) changes or events affecting generally the industry in which the Company operates, (b) changes in general economic or political conditions or changes in interest rates, currency exchange rates or currency fluctuations, (c) the public announcement of this Agreement or any action taken by a Party that is expressly required by this Agreement, (d) the enactment, repeal or change in any Law, any change in GAAP, or any interpretation of any of the foregoing after the Execution Date generally affecting the industry in which the Company operates (except for any effect arising from, or relating to, the failure by Seller or Company to comply with such enactment, repeal, change or interpretation), (e) the public announcement by Purchaser or any of its Affiliates of its plans or intentions (including in respect of customers) with respect to the Company, (f) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof generally affecting the industry in which the Company operates, (g) any action taken by Purchaser or its Affiliates with respect to the Transactions or with respect to the Company, (h) the failure of the Company to meet any forecasts or internal projections, (i) the loss of any employee of the Company, (j) matters that will be reflected in the determination of the Estimated Purchase Price as of the Closing Date, (k) undertaking or consummation of the actions or transactions contemplated or permitted by this Agreement, or (l) the Conversion (except to the extent any such matter in clauses (a), (b), (d) or (f) disproportionately affects the Company as compared to other industry participants). For purposes of this definition, “the enactment, repeal or change in any Law” means the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law which occurs subsequent to the Execution Date.

“Material Contracts” has the meaning set forth in Section 3.16(a).

“Most Recent Balance Sheet” means, with respect to the Company, the unaudited balance sheet of the Company as of the Interim Balance Sheet Date.

“Oklahoma AG Litigation” means State of Oklahoma ex rel. Gentner Drummond, Attorney General of Oklahoma v. Symmetry Energy Solutions, LLC, et al, Case No. CJ-2025-00006, filed in the District Court in and for Osage County, Oklahoma, as such case may be consolidated with other cases, including any Claims or amended Claims arising from the matters described therein.

“Order” means any writ, judgment, decree, award, ruling, subpoena, verdict, injunction or similar order of any Governmental Authority (in each such case whether preliminary or final).

“Organizational Documents” means (a) as to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents) of such corporation, (b) as to any limited liability company, the certificate or articles of formation and the

CORE/3000720.0073/238002067.12

operating or limited liability company agreement (or equivalent or comparable constitutive documents) of such limited liability company, (c) as to any partnership, its articles or certificate of partnership, formation or association, and its partnership agreement and (d) as to any other form of business entity, the comparable charter, organizational, or constitutive documents of such business entity.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Owned Real Property” means all real property (including any improvements thereon and rights appurtenant thereto) owned in fee by the Company or in which the Company has an ownership interest.

“Parties” has the meaning set forth in the first paragraph of this Agreement.

“Payoff Letters” has the meaning set forth in Section 2.4(b)(iii).

“Permit” means each permit, certificate, license, franchise, registration, variance, consent, approval, or authorization granted by or obtained from, any Governmental Authority.

“Permitted Liens” means any (a) inchoate mechanic’s, materialmen’s, workmen’s, repairmen’s and similar Liens arising or incurred in the ordinary course of business securing amounts that are not due and payable, or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are set aside, but excluding any such matters to the extent arising out of a breach or default by the Company or any of its Affiliates under the applicable Contract, (b) Liens for Taxes (i) that are not yet due and delinquent or (ii) if delinquent, that are being contested in good faith through appropriate proceedings, for which adequate reserves are reflected on the Company Financials and which are set forth in Schedule 3.15(a)(iii) of the Company Disclosure Schedule, (c) pledges or deposits under workers’ compensation legislation, unemployment insurance laws or similar laws, (d) good faith deposits in connection with bids, tenders or contracts, including rent security deposits, (e) pledges or deposits to secure public or statutory obligations or appeal bonds, (f) zoning ordinances, building codes, entitlements and other land use regulations promulgated by any Governmental Authority, including Environmental Laws, (g) Liens permitted in each respective Real Property Lease, (h) Liens of public record, (i) such other Liens and imperfections, conditions, defects and irregularities in title that would not reasonably be expected to be material, individually or in the aggregate, to the Business, operations or assets of the Company, or the marketability or value of the Business and such assets, (j) Liens created by Purchaser or its successors and permitted assigns, (k) title of a lessor under a capital or operating lease, and (l) matters identified on Schedule 1.1(a).

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Information” means any data or other information that is defined as “personal data,” “personally identifiable information,” “protected health information,” “personal information”, or similar term under any applicable Law, including any such data or information that alone or in combination with other information identifies, relates to, describes, is reasonably

CORE/3000720.0073/238002067.12

capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer or household.

“Plan” means (a) each of the “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), (b) any other plan, arrangement or policy providing for health, life, vision or dental insurance coverage, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, fringe benefits or post-retirement insurance, compensation or benefits, (c) each profit sharing, deferred compensation, bonus, equity purchase, equity option, restricted equity, equity bonus, equity ownership, equity appreciation rights, phantom equity, profits interests or any other equity or equity-based plan or agreement or other forms of incentive compensation, and (d) each employment or consulting agreement, offer letter or severance, retention, change of control, termination, employee loan, advance or any other material compensation plan, agreement, arrangement, program, policy or practice, in each case above, which is entered into, maintained, or sponsored by the Company, or as to which the Company makes contributions or is required to make contributions or has any Liabilities thereunder, or which covers or provides benefits to any Company Employee or any other current or former employee, director, officer, manager, independent contractor or consultant of the Company, in each case, whether or not subject to ERISA, and, other than with respect to any customary unwritten policies that do not provide material benefits or other de minimis arrangements entered into in the ordinary course of business, whether such arrangement is oral or in writing.

“Post-Conversion Company” has the meaning set forth in the Recitals.

“Pre-Closing Statement” has the meaning set forth in Section 2.3(a)(iii).

“Pre‑Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Conversion Company” has the meaning set forth in the Recitals.

“Privacy Policies” has the meaning set forth in Section 3.20(c).

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the first paragraph of this Agreement.

“Purchaser Antitrust Termination Fee” has the meaning set forth in Section 8.2(a).

“Purchaser Confidential Information” has the meaning set forth in Section 5.4(b).

“Purchaser FSA Plans” has the meaning set forth in Section 5.6(f).

“Purchaser Fundamental Representations” means the representations and warranties contained in Section 4.1 (Organization and Qualification), Section 4.2 (Authority and Binding Effect), and Section 4.6 (Brokers).

“Purchaser Group Members” has the meaning set forth in Section 9.19(a).

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).

CORE/3000720.0073/238002067.12

“Purchaser Qualified Retirement Plan” has the meaning set forth in Section 5.6(d).

“Purchaser Released Party” has the meaning set forth in Section 7.8(b).

“Qualified” means, as to any representation, warranty, obligation, covenant or other agreement, as applicable, that such provision is subject to a “materiality”, “material”, “Material Adverse Effect”, “in all material respects”, or similar materiality qualification, but excluding any knowledge qualification; and “Qualification” means any such applicable qualification.

“Qualified Retirement Plan” has the meaning set forth in Section 3.11(b).

“R&W Coverage Limit” has the meaning set forth in Section 7.3(a).

“R&W Policy” has the meaning set forth in Section 5.20.

“Real Property” means the Owned Real Property and the Leased Real Property, collectively.

“Real Property Leases” has the meaning set forth in Section 3.12(b).

“Release” means any release, spill, emission, discharge, leaking, leaching, pumping, pouring, dumping, emptying, injection, deposit, disposal of or migration into or through the indoor or outdoor environmental medium (including ambient air, surface water, groundwater, land and surface or subsurface strata) or into or out of any property.

“Remedies Exception” has the meaning set forth in Section 3.1(b).

“Representatives” means, with respect to any Person, such Person’s accountants, financial consultants, investment bankers, legal counsel, agents and other representatives.

“Response Period” has the meaning set forth in Section 7.4(a).

“Retention Agreements” has the meaning set forth in the Recitals.

“Retention” has the meaning set forth in the R&W Policy.

“Return” or “Returns” has the meaning set forth in Section 3.15(a).

“Schedule Supplement” has the meaning set forth in Section 5.8.

“Seller” has the meaning set forth in the first paragraph of this Agreement.

“Seller Confidential Information” has the meaning set forth in Section 5.4(c).

“Seller Consolidated Group” means any Consolidated Group of which each of the Company and Seller (or an Affiliate of Seller (other than the Company)) is or was a member on or prior to the Closing Date.

“Seller Consolidated Return” means any Tax Return of a Seller Consolidated Group.

CORE/3000720.0073/238002067.12

“Seller Credit Support Arrangements” has the meaning set forth in Section 5.10.

“Seller Fundamental Representations” means the representations and warranties contained in Sections 3.1(a) and 3.1(b) (Organization; Qualification; Authorization), Section 3.2 (Company Interests), Section 3.3(a) (No Conflict with Organizational Documents), and Section 3.7 (Brokers).

“Seller Group Members” has the meaning set forth in Section 9.19(a).

“Seller Indemnifying Parties” has the meaning set forth in Section 7.2(b).

“Seller Legal Counsel” has the meaning set forth in Section 9.19(a).

“Seller Marks” has the meaning set forth in Section 5.17.

“Seller Released Parties” has the meaning set forth in Section 7.8(a).

“Seller Released Party” has the meaning set forth in Section 7.8(a).

“Seller Taxes” means any and all Taxes (a) imposed on the Company or for which the Company may otherwise be liable for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.5(b)), (b) of any Consolidated Group (or any member thereof, other than the Company) of which the Company (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local or non-U.S. Law, (c) of any other Person for which the Company is or has been liable as a transferee or successor, by Contract, pursuant to any Law, or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing; (d) imposed on or with respect to Seller or any of its direct or indirect owners or any of its Affiliates (other than the Company); and (e) imposed as a result of or in connection with the Conversion.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Spire Inc.” has the meaning set forth in the Recitals.

“Spire Transaction Bonus Award Letters” means the retention letter agreements entered into by and between Seller or its Affiliates (other than the Company) and the individuals set forth on Schedule 1.1(b), including agreements regarding Spire Marketing Transaction Bonus Awards.

“Subsidiary” means, with respect to a Person, any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person.

“Survival Period” has the meaning set forth in Section 7.1.

“Target Working Capital” has the meaning set forth in Section 2.2.

CORE/3000720.0073/238002067.12

“Tax” or “Taxes” means (a) any taxes, duties, charges, levies, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, capital gains, franchise, gross receipts, net proceeds, license, payroll, employment, social contributions, fuel, excise, excess profits, duty, severance, stamp, leasing, lease, user, occupation or occupational, premium, windfall profits, environmental (including taxes under the former Internal Revenue Code Section 59A), customs duties, margin, capital stock, profits, withholding, social security (or similar), unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, registration, turnover, value added, alternative or add on minimum, ad valorem, estimated or other charge of any kind whatsoever, including in respect of the filing (or failure to file) any Tax Return and together with any interest, penalties, fines, or additions to tax, in each case, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority (or political subdivision thereof) that imposes or collects (or is charged with the collection of) such Tax, including the Internal Revenue Service and any other such U.S. federal, state, or local or non-U.S. Governmental Authority.

“Territory” means the contiguous 48 States in the United States, also known as the U.S. mainland.

“Third Party Claims” has the meaning set forth in Section 7.4(b).

“Third Party Leases” means the leases and similar Contracts (including all modifications, amendments and supplements thereto) pursuant to which the Company is a landlord, sublandlord, lessor or sublessor or otherwise grants to a third party the right to use or occupy any Real Property.

“Trading Policies” has the meaning set forth in Section 3.9(b).

“Transaction Documents” means this Agreement, the Transition Services Agreement, the Retention Agreements, the Spire Transaction Bonus Award Letters, the Guaranty Agreement, the Assignment of Membership Interests, the Confidentiality Agreement and any other documents, certificates or instruments executed or delivered in connection herewith or with the Transactions.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, real property transfer, recording, documentary, stamp, registration, stock, excise, conveyance, notarial, filing, permit, license, authorization and similar Taxes, including any such Taxes due in respect of property owned by an entity the equity of which is transferred.

CORE/3000720.0073/238002067.12

“Transferred FSA Balances” has the meaning set forth in Section 5.6(f).

“Transition Services Agreement” has the meaning set forth in Section 2.4(b)(ii).

“Wire Transfer Instructions” has the meaning set forth in Section 2.3(a)(i).

“Working Capital” means, as of any time of determination: (a) the current assets of the Company as of such time minus (b) the current liabilities of the Company as of such time, calculated in accordance with GAAP, but as modified in the manner set forth in the Working Capital Schedule (which Working Capital Schedule provides for the exclusion of the items listed under “Exclusions”, and sets forth certain notes, for the calculation of Working Capital); provided that (x) the definition of “Working Capital” shall not include any receivables or payables to the extent between or among the Company and any other Affiliates of Seller (other than Company), other than those receivables or payables arising from Included Affiliate Contracts and (y) “Working Capital” may be a positive or a negative amount.

“Working Capital Schedule” means the schedule attached hereto as Exhibit A, which sets forth the calculation of Working Capital as of the Interim Balance Sheet Date, including the method of computing Working Capital and the assets and liabilities to be excluded as a part of that calculation.

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words (including terms defined herein) using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or “Recital” or other subdivision refer to the specified Article, Section or Recital or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the ordinary and usual course of day-to-day operations of the business of the Company through the date hereof consistent with past practice, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (vii) when a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated, (viii) references to “days” are to calendar days, unless the term “Business Days” is used, (ix) the word “or” has the inclusive meaning represented by the phrase “and/or,” (x) references to “$” are to United States dollars, (xi) all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP, (xii) any document that is described as being “provided,” “delivered,” “furnished” or “made available,” or other similar reference means that Purchaser has had, for at least four (4) Business Days prior to the date on which the applicable representation or warranty is made, continuous access to a complete copy of such document in the Data Room, and (xiii) the words “true,” “correct,” “complete,” “accurate” and other words of similar import shall be deemed to refer to “true, correct and complete” regardless of which word or combination of words are used.

CORE/3000720.0073/238002067.12

(b) When used herein, the phrases (i) “to the knowledge of” Seller, or “known to” Seller, or any similar phrases or words, mean the actual knowledge of the following persons: Adam Woodard and Pat Strange, after due inquiry and (ii) “to the knowledge of” Purchaser, or “known to” Purchaser, or any similar phrases or words, mean the actual knowledge of the following persons: Steve Barkauskas and Todd Murray, after due inquiry.

Article 2
PURCHASE AND SALE OF INTERESTS; CLOSING

2.1 Company Interests.

At the Closing, subject to the terms and conditions set forth herein, Purchaser shall purchase and acquire from Seller, and Seller shall sell and transfer to Purchaser, the Company Interests, free and clear of any and all Liens (other than transfer restrictions imposed by securities Laws).

2.2 Purchase Price.

As payment in full for the Company Interests, Purchaser shall pay a cash amount equal to two hundred fifteen million dollars ($215,000,000), adjusted as set forth in this Agreement (the “Purchase Price”). The Purchase Price shall be increased on a dollar-for-dollar basis by the amount, if any, by which Working Capital as of the Effective Time exceeds thirty-five million dollars ($35,000,000) (the “Target Working Capital”) or decreased on a dollar-for-dollar basis by the amount, if any, by which Working Capital as of the Effective Time is less than Target Working Capital.

2.3 Pre-Closing Events; Closing Statement.

(a) Seller Pre-Closing Deliverables. Not less than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser:

(i) wire transfer instructions for the payments to be made by Purchaser pursuant to Section 2.3(b) (collectively, the “Wire Transfer Instructions”);

(ii) a statement showing the calculation of the estimated Working Capital of the Company as of the Effective Time (the “Estimated Working Capital”), prepared in a manner consistent with the Working Capital Schedule and, to the extent consistent with such Working Capital Schedule, Seller’s accounting policies for quarter-end periods (such statement, the “Estimated Working Capital Statement”);

(iii) a statement (the “Pre-Closing Statement”), reflecting Seller’s reasonable estimation of the Purchase Price as of the Effective Time (the “Estimated Purchase Price”), which shall be determined by comparing the Estimated Working Capital, as set forth on the Estimated Working Capital Statement, to the Target Working Capital and applying the provisions of Section 2.2, Section 2.3(b) and any other estimated adjustments to the Purchase Price provided for in this Agreement; and

CORE/3000720.0073/238002067.12

(iv) each Conversion Document in form and substance satisfactory to Purchaser, duly executed and, as applicable, duly filed with the appropriate Governmental Authorities.

(b) Closing Date Payments. On the Closing Date, Purchaser shall:

(i) pay the amounts set forth in, and in accordance with the instructions in, the Payoff Letters (“Estimated Indebtedness”);

(ii) pay the estimated amount of the Company Transaction Expenses (if any) (“Estimated Company Transaction Expenses”), except to the extent any such expenses are to be paid after Closing by Seller or its Affiliates (other than the Company) as provided in Section 5.6(l); and

(iii) pay to Seller the Estimated Purchase Price (as determined in Section 2.3(a)(iii)), after deduction for the amounts paid pursuant to Section 2.3(b)(i) and Section 2.3(b)(ii).

All of the foregoing payments shall be made by wire transfer of immediately available funds to such account or accounts as specified in the applicable Wire Transfer Instructions.

2.4 Closing.

(a) Place and Time. The consummation of the Transactions (the “Closing”) shall take place via the exchange of documents by email at 10:00 a.m. Central Time, on the last day of the month in which the conditions precedent specified in Article 6 are satisfied or waived (other than the conditions to be satisfied on the Closing Date and the Conversion, but subject to the waiver or satisfaction of such conditions), unless less than two (2) Business Days remain in such month after the date such conditions are satisfied or waived, in which case, the last day of the next month, or at a time or place otherwise agreed to by Seller and Purchaser. The date on which the Closing occurs is referred to herein as the “Closing Date.” The effective time of the Transactions for all legal, Tax, accounting and financial purposes shall be deemed to be as of 11:59 p.m. Central Time on the Closing Date (the “Effective Time”).

(b) Seller Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser:

(i) an assignment of the Company Interests to Purchaser in the form of Exhibit B attached hereto (the “Assignment of Membership Interests”), duly executed by Seller;

(ii) a transition services agreement in the form of Exhibit C attached hereto (the “Transition Services Agreement”), duly executed by Spire Services Inc., a Missouri corporation;

(iii) payoff letters and Lien discharges from all financial institutions (or the applicable agent, trustee or other Representative on behalf of such Persons) or other Persons to which any Indebtedness of the Company is owed (collectively, the “Payoff

CORE/3000720.0073/238002067.12

Letters”), including as set forth on Schedule 3.14(b) of the Company Disclosure Schedule, (A) setting forth all amounts (including principal and accrued but unpaid interest) necessary to be paid to repay in full any such amounts through the Closing Date, (B) naming each financial institution or other Person to whom such Indebtedness is owed; (C) providing that, upon payment in full of such amounts, all obligations owed to such Person with respect to such amounts are satisfied and released in their entirety, and (D) providing that upon payment in full of such amounts, all guarantees, Liens and other collateral securing such amounts are terminated and released;

(iv) transaction invoices or pay-off letters with respect to all Company Transaction Expenses;

(v) a certificate from an authorized officer of the Company attaching and certifying, as of the Closing Date, (A) the Organizational Documents of the Company and (B) the incumbency, names, and signatures of the managers (as the case may be) and officers of the Company;

(vi) a certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied;

(vii) resignations of certain managers or officers of the Company, in each case to the extent requested by Purchaser;

(viii) resolutions of Spire Inc. and its applicable Affiliates, effective as of the Effective Time, approving the termination of the Company’s participation in all Plans of Spire Inc. or its Affiliates; and

(ix) from Spire Inc., an Internal Revenue Service Form W-9, duly completed and executed by Spire Inc., dated no more than thirty (30) days prior to the Closing Date.

(c) Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered:

(i) to the Persons specified in Section 2.3(b), the payments described in that Section 2.3(b);

(ii) to Seller, the Transition Services Agreement duly executed by Purchaser; and

(iii) to Seller a certificate, signed by a duly authorized officer of Purchaser and dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

CORE/3000720.0073/238002067.12

2.5 Post-Closing True-Up.

(a) After the Closing, for the purpose of confirming or correcting the Estimated Working Capital, Purchaser shall prepare, or cause to be prepared, a statement showing the final calculation of Working Capital, as of the Effective Time (“Final Working Capital”), prepared in a manner consistent with the Working Capital Schedule, and, to the extent consistent with such Working Capital Schedule, Seller’s accounting policies for quarter-end periods (the “Final Working Capital Statement”).

(b) As soon as reasonably practicable, but in any event no later than sixty (60) days after the Closing Date, Purchaser shall deliver to Seller the Final Working Capital Statement, along with a statement showing the proposed final calculation of the Purchase Price as of the Effective Time (the “Final Closing Statement”), including all adjustments to the Purchase Price as provided in this Agreement, including (i) the difference, if any, between the Estimated Working Capital and the Final Working Capital, (ii) the difference, if any, between the Estimated Company Transaction Expenses and the final amount of Company Transaction Expenses as of the Closing (the “Final Company Transaction Expenses”) and (iii) the difference, if any, between the Estimated Indebtedness and the Final Indebtedness as of the Closing (“Final Indebtedness”). If, within thirty (30) days after the date of the delivery to Seller of the Final Closing Statement, Seller determines in good faith that Seller disagrees with any portion of the Final Closing Statement provided by Purchaser pursuant to the immediately preceding sentence (any such disputed items being the “Disputed Items”), then Seller may deliver a written notice (a “Dispute Notice”) to Purchaser within such thirty (30) day period, which Dispute Notice shall: (i) set forth Seller’s proposed resolution of the Disputed Items (including Seller’s determination of Working Capital, Company Transaction Expenses and Indebtedness as of the Effective Time taking into account such proposed resolution of the Disputed Items) and (ii) include materials showing in reasonable detail Seller’s support for such position. Until the final determination of the Final Closing Statement, including the Final Working Capital, the Final Company Transaction Expenses and the Final Indebtedness in accordance with this Section 2.5(b), Seller and its Representatives shall have reasonable access to the books and records of, and workpapers prepared by or at the direction of, the Company and any successors or assigns thereto to the extent that such books, records, and workpapers relate to such matters and to such historical financial information (to the extent in Purchaser’s possession) relating to such matters as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and the determination of the Final Working Capital, the Final Company Transaction Expenses and the Final Indebtedness, and to prepare a Dispute Notice. If Purchaser and Seller are unable to resolve any disagreement among them with respect to such matters within ten (10) days (or such longer period as mutually agreed to by Seller and Purchaser) after the delivery of a Dispute Notice by Seller to Purchaser, then the Disputed Items (but no others) may be referred by Seller or Purchaser for determination to Ernst & Young (the “Independent Accountant”) for resolution. Each of Seller and Purchaser shall provide the Independent Accountant and the other Party with a statement of its position as to the amount for each Disputed Item within fifteen (15) days from the date of the referral. The Independent Accountant shall make a written determination as promptly as practicable, but in any event within thirty (30) days after the date on which the dispute is referred to the Independent Accountant, by selecting from the position of either Seller or Purchaser as to the amount of each Disputed Item. The Independent Accountant shall be authorized to select only the position as to the amount of each Disputed Item as presented by either Seller or Purchaser. The Independent Accountant shall

CORE/3000720.0073/238002067.12

have no power to reach any other result and shall select the amount of each Disputed Item that, in its judgment, is the closest to being in conformity with this Agreement. If at any time Seller and Purchaser resolve their dispute with respect to any Disputed Item in writing, then notwithstanding the preceding provisions of this Section 2.5(b), the Independent Accountant’s involvement promptly shall be discontinued with respect to such Disputed Item and the Final Closing Statement shall be revised, if necessary, to reflect such resolution and thereupon shall be final and binding for all purposes of this Agreement. The Parties shall make readily available to the Independent Accountant all relevant books and records relating to such matters and all other items reasonably requested by the Independent Accountant in connection with resolving the Disputed Items. The costs and expenses of the Independent Accountant shall be borne in the same proportion as the aggregate dollar amount of the unresolved matters that are submitted to the Independent Accountant pursuant to this Section 2.5(b) that are unsuccessfully disputed by each Party (as finally determined by the Independent Accountant) bears to the aggregate dollar amount of all of the unresolved matters that are so submitted to the Independent Accountant. The decisions of the Independent Accountant shall be final and binding for all purposes of this Agreement (except in the case of manifest error or fraud), and the Final Closing Statement shall be revised, if necessary, to reflect such decision and thereupon shall be final and binding for all purposes of this Agreement (except in the case of manifest error or fraud).

(c) Following the final determination of the Final Closing Statement in accordance with Section 2.5(b), Purchaser or Seller, as applicable, shall make or cause to be made such true-up payments to one another as are required to place Purchaser and Seller in the same position in which they would have been had the Final Closing Statement, including the Final Working Capital, the Final Company Transaction Expenses and the Final Indebtedness, been known at the Closing, and had such final amounts, rather than such estimated amounts, been used to determine the amount payable under Section 2.3(b)(iii).

(d) Any true-up payment required to be made by Seller pursuant to Section 2.5(c) is referred to as the “Final Seller Payment.” If Seller is required to make the Final Seller Payment, then Seller shall promptly (but in any event within five (5) Business Days) pay or cause to be paid an amount equal to the Final Seller Payment to Purchaser by wire transfer of immediately available funds in accordance with wire transfer instructions provided in writing by Purchaser to Seller.

(e) Any true-up payment required to be made by Purchaser pursuant to Section 2.5(c) is referred to as the “Final Purchaser Payment.” If Purchaser is required to make the Final Purchaser Payment, then Purchaser shall promptly (but in any event within five (5) Business Days) pay or cause to be paid an amount equal to the Final Purchaser Payment to Seller by wire transfer of immediately available funds in accordance with the Wire Transfer Instructions.

2.6 Tax Treatment and Allocation of Purchase Price.

The Parties intend for the sale and purchase of the Company Interests hereunder to be treated for U.S. federal income tax and applicable state and local income tax purposes as a sale by Spire Inc. (in its capacity as the Person treated as the seller for U.S. federal income tax purposes) and purchase by Purchaser of 100% of the assets of the Company in a transaction governed by Section 1001 of the Internal Revenue Code (the “Intended Tax Treatment”). The Parties agree

CORE/3000720.0073/238002067.12

that the Purchase Price, any assumed liabilities and any other items properly treated as consideration for U.S federal income tax purposes (collectively, the “Allocable Amount”) shall be allocated among the assets of the Company for U.S. federal and applicable state and local income Tax purposes in accordance with Section 1060 of the Internal Revenue Code and the allocation methodology and principles set forth in Schedule 2.6 (the “Allocation Methodology”). No later than thirty (30) days following the final determination of the Final Closing Statement and the Final Working Capital in accordance with Section 2.5(b), Purchaser shall provide Seller with a proposed allocation of the Allocable Amount based on the Allocation Methodology (the “Allocation”) for Seller’s review and comment. Within thirty (30) days after Seller’s receipt of the Allocation, Seller shall indicate its concurrence therewith, or propose to Purchaser any changes to the Allocation. Seller’s failure to notify Purchaser of any reasonable objection to the Allocation within thirty (30) days after receipt thereof shall constitute Seller’s concurrence therewith, and the Allocation shall be final and binding. If Seller timely objects to the Allocation, then the Parties shall use commercially reasonable efforts to resolve any disputes with respect to the Allocation within ten (10) days (or such longer period as the Parties may agree in writing) after the Seller has delivered its objections and shall memorialize the agreed allocation of the Allocable Amount, if any, in a final Allocation. Each Party shall (or shall cause its respective Affiliates to) prepare Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) in a manner consistent with the final Allocation (as adjusted), and such Form will be timely filed (or cause to be timely filed) separately by Seller and Purchaser with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Internal Revenue Code. The final Allocation, if any, shall be updated by Purchaser from time to time to reflect any adjustments to the Purchase Price (as determined for U.S. federal income tax purposes) pursuant to this Agreement. Each Party agrees not to take any position inconsistent with the Intended Tax Treatment and the final Allocation (as adjusted), including on any Tax Returns, unless otherwise required by a “final determination” as defined in Section 1313 of the Internal Revenue Code or with the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, if the Parties are unable to reach an agreement on the Allocation within ten (10) days (or such longer period as the Parties may agree) after the Seller has delivered its objections to the Allocation, then each Party shall be entitled to adopt its own position regarding the Allocation (including in connection with the filing of Tax Returns).

2.7 Withholding Tax.

Purchaser and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to any Person under any Transaction Document (and Seller and its Affiliates shall indemnify, defend and hold harmless Purchaser and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under applicable Law. To the extent such amounts are deducted or withheld, such amounts shall be treated for all purposes of the Transaction Documents as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

CORE/3000720.0073/238002067.12

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser (except as specifically indicated otherwise) as follows:

3.1 Organization; Qualification; Authorization.

(a) As of the Execution Date, the Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Missouri, with all requisite corporate power and authority to carry on its business as now conducted and to own and operate its properties as they are now being owned and operated. As of the Closing, the Company will be a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite limited liability company power and authority to carry on its business as then conducted and to own and operate its properties as they are then being owned and operated. The jurisdictions in which the Company is duly qualified or licensed to do business and in which it is in good standing, in each case, other than its jurisdiction of organization, are listed on Schedule 3.1(a) of the Company Disclosure Schedule. There are no other jurisdictions in which the Company is required to be qualified or licensed to do business as a foreign entity, except as would not constitute a Material Adverse Effect. The copies of the Organizational Documents of the Company that have been delivered to Purchaser are true, complete and correct. The Company is not in violation in any material respect of any provision of its Organizational Documents.

(b) Seller is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Missouri, with all requisite limited liability company power and authority to own and operate its properties and to carry on its business as now conducted. Seller has all requisite limited liability company right, power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which Seller is a party and to perform fully its obligations hereunder and thereunder. This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Seller. This Agreement and the other Transaction Documents to which Seller is a party, assuming due authorization, execution and delivery of this Agreement and the other Transaction Documents by Purchaser and any other parties thereto, are valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in equity or at law) (the “Remedies Exception”).

(c) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule (the “Investment”), the Company has no Subsidiaries, and owns no equity or voting interest whatsoever, or any instruments exchangeable for or convertible or exercisable into any equity or voting interest, in any other Person. The Investment represents an ownership interest of less than one percent (1%) of the outstanding shares of the Person listed on Schedule 3.1(c).

CORE/3000720.0073/238002067.12

3.2 Company Interests.

All of the Company Interests are owned by Seller. Except for the Company Interests, the Company has no issued or outstanding equity interests of any kind and no contractual obligations to issue any interests. All of the outstanding Company Interests are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights. All of the outstanding Company Interests are free and clear of any Liens and free and clear of any restrictions on transfer (other than any restrictions under federal and state securities Laws). There are no preemptive or other outstanding rights, options, warrants, purchase rights, convertible securities, or other contracts, agreements or commitments obligating the Company to issue, transfer or sell, or cause the issuance, transfer or sale of, any equity interest. The Company Interests are not certificated.

3.3 No Conflicts.

The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller does not, and the consummation of the Transactions will not: (a) conflict with or violate any provision of the Organizational Documents of Seller or the Company; (b) conflict with or violate any applicable Law or breach, violate, conflict with or result in a default under, or constitute (with or without due notice or lapse of time or both) a breach or violation of or conflict or default under any Permit of the Company or any Order binding upon Seller or the Company; (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) under, or result in a forfeiture or impairment of any rights under, any Material Contract; or (d) result in the imposition or creation of any Liens on the Company Interests or any of the property or assets held or leased by the Company.

3.4 No Consents.

Except for the requirements of the HSR Act, and except as listed on Schedule 3.4 of the Company Disclosure Schedule, no approval, consent, license, permit, order or authorization of, or registration, declaration, notice or filing to or with, any Governmental Authority or other Person is required for or in connection with the execution and delivery of this Agreement by Seller or the performance of the Seller’s obligations hereunder and under the other Transaction Documents.

3.5 No Litigation.

Except as set forth on Schedule 3.5 of the Company Disclosure Schedule (a) there is no Action pending or, to the knowledge of Seller, threatened against Seller or the Company or, to the knowledge of Seller, negatively affecting in any material respect the properties or assets of the Company or the Transactions and (b) since January 1, 2023, no judgment has been entered in any Action in which the Company is or was a party nor has any such Action been settled, dismissed or otherwise resolved. The Company is not subject to any Order with respect to any aspect of the business, affairs, properties or assets of the Company. There are no unsatisfied judgments, penalties or awards against the Company.

CORE/3000720.0073/238002067.12

3.6 Financial Statements.

(a) Schedule 3.6 of the Company Disclosure Schedule sets forth true, complete and accurate copies of: (i) the unaudited balance sheets of the Company as of September 30, 2024 and 2025, respectively, and the related unaudited statements of income and cash flows of the Company for each of the twelve (12) month periods ended September 30, 2024 and 2025 (collectively, the “Annual Financials”) and (ii) the unaudited balance sheet of the Company as of December 31, 2025 (the “Interim Balance Sheet Date”) and the related unaudited statements of income and cash flows of the Company for the three-month period then ended (collectively, the “Interim Financials” and, together with the Annual Financials, the “Company Financials”). The Company Financials have been prepared in accordance with GAAP (subject to the absence of footnotes as to unaudited financial statements) and are in accordance with the books and records of the Company. The Company Financials present fairly in all material respects the financial condition and operating results of the Company as of the dates and during the periods indicated therein. The Company Financials have been prepared on a carve-out basis from the accounting records of Seller and its Affiliates in connection with the Transactions.

(b) To the knowledge of Seller, neither Seller nor the Company has identified any common law claim for fraud based on an intentional misrepresentation (as opposed to any claim based on constructive knowledge, or negligent or reckless misrepresentation) that involves any of the management or other employees of the Company, the Seller or any of their Affiliates who have a role in the preparation of financial statements.

3.7 Brokers.

The Company does not have any obligation to any broker, finder or investment banker for fees or commissions in connection with the Transactions.

3.8 No Material Adverse Effect.

Since the Interim Balance Sheet Date, (a) there has not been any change, event, circumstance, occurrence or development that individually or in the aggregate has had or would be reasonably expected to have a Material Adverse Effect and (b) except as listed on Schedule 3.8 of the Company Disclosure Schedule, there has not been any action taken with respect to the Business or the Company that, if taken during the Interim Period without Purchaser’s consent, would constitute a breach of Section 5.1.

3.9 Compliance.

(a) The Company is in compliance with all applicable Laws in all material respects. The Company has not received any written notice from any Governmental Authority alleging that the Company is in violation of, or under investigation with respect to, any Laws.

(b) Seller has delivered to Purchaser a complete and correct copy of the Company’s current (i) Risk Management Policy, (ii) Risk Policy Procedures and (iii) Code of Conduct (collectively, the “Trading Policies”). Since January 1, 2023, except as set forth in Schedule 3.9(b) of the Company Disclosure Schedule, (x) the Company and each of its Affiliates and each of its and their officers, directors and employees (including each of the Company

CORE/3000720.0073/238002067.12

Employees) subject thereto have been in compliance with such Trading Policies and (y) neither the Company nor any of its Affiliates has granted any exceptions to compliance with such Trading Policies.

(c) Except as set forth in Schedule 3.9(c) of the Company Disclosure Schedule, the Company possesses, and is in compliance with, all Permits which are necessary for the Company to carry on its business, and each such Permit is in full force and effect in accordance with its terms.

3.10 Employees.

(a) Schedule 3.10(a) of the Company Disclosure Schedule contains a complete list of each employee of Seller or its Affiliates (including the Company, if applicable) who primarily provides services to the Company, including any employee who is on a leave of absence of any kind (each, a “Company Employee”), and sets forth for each such Company Employee the following: (i) name and job title, (ii) work location, (iii) annualized base salary or base wage rate, including overtime rate; (iv) target annual incentive compensation and any other compensation opportunities for the fiscal year ended September 30, 2026, (v) paid bonus or other incentive compensation for the fiscal year ended September 30, 2025; (vi) any incentive, equity or other deferred compensation arrangement in which such Company Employee participates, whether vested or non-vested; (vii) date of birth and date of employment, (viii) status as full-time or part-time; (ix) status as a union or non-union employee, (x) visa or work permit status; (xi) federal overtime classification (exempt/non-exempt); (xii) leave status (including type and expected duration); and (xiii) employing entity. All compensation, including wages, commissions, bonuses, incentive, equity or long-term compensation, fees and other compensation, payable to all Company Employees and any independent contractors and consultants of the Company for services performed have been paid in full or accrued in full as a current liability in Working Capital, including any amounts, whether vested or non-vested, that have been credited to a Continuing Employee or any independent contractor or consultant under any non-qualified deferred compensation or incentive performance Plan maintained by the Company or an Affiliate but that would otherwise be forfeited by a Continuing Employee as a result of the Transaction. The Company has properly classified each employee as exempt or non-exempt in accordance with the Fair Labor Standards Act and other applicable Laws.

(b) Neither the Company nor any of its Affiliates has entered into, is bound by or is subject to any, collective bargaining agreement or any other Contract with any labor union and, to the knowledge of Seller, no labor union has requested to represent any Company Employee. There is no pending or, to the knowledge of Seller, threatened picketing, strike, slowdown, work stoppage, or other job action, lockout, grievance or other labor dispute involving any Company Employee. There are no Claims against the Company pending or, to the knowledge of Seller, threatened based on, arising out of, in connection with, or otherwise relating to the employment of, termination of employment of, or failure to employ any individual by the Company. The Company is in compliance, in all material respects, with all Laws relating to the employment of labor, including all Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation.

CORE/3000720.0073/238002067.12

(c) Schedule 3.10(c) of the Company Disclosure Schedule sets forth all employment agreements, severance agreements, incentive, equity or deferred compensation arrangements, or other contractual obligations of the Company, the Seller or any of their Affiliates with respect to any Company Employee.

(d) All Persons who are classified or treated by the Company or any of its Affiliates as independent contractors or consultants have been properly classified and treated at all times as independent contractors under all applicable Laws, in all material respects. Each independent contractor or consultant who currently provides services to the Company, or has provided services to the Company since January 1, 2023, in each case in an aggregate amount greater than $200,000, is listed on Schedule 3.10(d) of the Company Disclosure Schedule, including the following: (i) name of the Person; (ii) location at which services are provided, (iii) fixed amount, hourly rate or other form of payment for services provided; and (iv) term of the contract or engagement.

3.11 Plans; ERISA.

(a) All of the Plans are listed on Schedule 3.11(a) of the Company Disclosure Schedule, including a separate listing of each Plan that contains a change in control payment provision.

(b) Any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and the trust(s) maintained pursuant thereto intended to be exempt from federal income taxation under Section 501 of the Internal Revenue Code (each a “Qualified Retirement Plan”) is either subject to a current favorable determination letter from the Internal Revenue Service regarding such qualification, or based upon a master and prototype or volume submitter form, and the sponsor of such form has received a current advisory opinion from the Internal Revenue Service as to the form upon which the Company is entitled to rely under applicable Internal Revenue Service procedures. To the knowledge of Seller, no event has occurred with respect to any Plan which will or could reasonably be expected to give rise to the disqualification of any such Qualified Retirement Plan.

(c) Except as set forth on Schedule 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its respective ERISA Affiliates currently sponsors, maintains or contributes to (or is obligated to contribute to) or has, since January 1, 2023, sponsored, maintained, contributed to, or been obligated to contribute to, or had any Liability with respect to any Plan which is: (i) a “defined benefit plan” (as defined in ERISA Section 3(35) and Internal Revenue Code Section 414(j)), (ii) a “multiemployer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)) or (iii) a “multiple employer plan” (meaning a plan sponsored by more than one employer within the meaning of ERISA Sections 4063 or 4064 or Internal Revenue Code Section 413(c)). Neither the Company nor any of its respective ERISA Affiliates has incurred, and to the knowledge of Seller, there are no circumstances under which any of them could reasonably incur any material Liability under Title IV of ERISA. Neither the Company nor any ERISA Affiliate has incurred any material Liability or penalty under Section 4971 through 4980E of the Internal Revenue Code or Title I of ERISA.

CORE/3000720.0073/238002067.12

(d) None of the Plans promises or provides retirement, medical, life insurance or other welfare benefits subsequent to termination of employment to any person except as required by Internal Revenue Code Section 4980B and ERISA Sections 601 to 608 and any similar state Laws and at the sole expense of the participant or such participant’s spouse or dependents.

(e) In all material respects, each Plan has been maintained, funded and administered in compliance with its terms and with the requirements prescribed by any and all Laws, including ERISA and the Internal Revenue Code, which are applicable to such Plans. Neither Seller nor the Company nor any ERISA Affiliate has received any notice from any Governmental Authority questioning or challenging such compliance in any material respect. Neither any Plan nor the Company is subject to any material Tax or penalty under the Patient Protection and Affordable Care Act.

(f) Within the past three (3) complete calendar years and the current calendar year, no Plan is or has been under audit or is or has been the subject of an investigation, prosecution, inquiry, hearing or other proceeding by the Internal Revenue Service, the Department of Labor or other Governmental Authority. To the knowledge of Seller, no Plan is the subject of a threatened investigation, prosecution, inquiry, hearing or other proceeding by the Internal Revenue Service, the Department of Labor or other Governmental Authority.

(g) No Action (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought or is pending, or to the knowledge of Seller, has been threatened in writing with respect to any Plan.

(h) To the knowledge of Seller, none of Seller, any ERISA Affiliate or any administrator or fiduciary of any Plan (or any agent of any of the foregoing), has engaged in any transaction, or acted or failed to act in any manner, which could subject the Company to any material Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. No “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Internal Revenue Code Section 4975) of any Plan has engaged in any nonexempt “prohibited transaction” (as defined in Internal Revenue Code Section 4975 or ERISA Section 406) with respect to which the Company has any Liability.

(i) Except as set forth on Schedule 3.11(i) of the Company Disclosure Schedule, the Company does not maintain or contribute to any material non-qualified deferred compensation plan (as defined in Section 409A(d)(1) of the Internal Revenue Code) or other long-term incentive or equity arrangement, nor does any Company Employee participate in such a material non-qualified deferred compensation plan or other long-term incentive or equity arrangement.

(j) Except as set forth on Schedule 3.11(j) of the Company Disclosure Schedule, neither the execution, delivery or the performance of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event) will in any material respect (i) accelerate the time of payment or vesting or increase the amount of, or trigger any funding of, compensation or benefits under any Plan or otherwise; (ii) result in any limitation on the right of the Company, the Seller or any of their Affiliates to amend, merge, terminate or receive a reversion of assets from any Plan or related trust; (iii) entitle any Company Employee or

CORE/3000720.0073/238002067.12

any current or former director, officer, manager, employee, contractor or consultant of the Company to severance pay, termination pay, long-term incentive payment, deferred compensation payment or any other similar payment, right or benefit; (iv) result in any payment, right or benefit that would (A) not be deductible under Section 280G of the Internal Revenue Code or (B) could result in any excise tax on any “disqualified individual” (within the meaning of Section 280G of the Internal Revenue Code) under Section 4999 of the Internal Revenue Code. The Company does not have any obligation to gross-up or reimburse any current or former Company Employee or director, officer, manager, employee, contractor or consultant of the Company for any Taxes or related interest or penalties incurred by such individual, including under Section 4999, 409A or 105(h) of the Internal Revenue Code.

(k) With respect to each material Plan, prior to the Closing, Seller has provided to Purchaser true and correct copies of (or if not contained in a written document, a description of): (i) all Plan documents and related trust agreements or insurance or annuity contracts; (ii) current summary plan descriptions, where applicable; (iii) the most recent Internal Revenue Service annual report (Form 5500 series); (iv) the most recent Internal Revenue Service determination, opinion or advisory letter; and (v) for any Qualified Retirement Plan, any material notices or other material communications to or from the Internal Revenue Service or any office or representative of the Department of Labor or any Governmental Authority in respect of such Plan during the three (3) most recent years.

3.12 Real Property.

(a) The Company does not own any Owned Real Property or interest in Owned Real Property.

(b) Schedule 3.12(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Leased Real Property, including identification of each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, and any modification or supplement thereto (the “Real Property Leases”). The Company has a valid, binding and enforceable leasehold interest under each of the Real Property Leases, free and clear of all Liens other than Permitted Liens. Each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the Company and, to the knowledge of Seller, each other party thereto in accordance with its terms. No party to any Real Property Lease has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding dispute with respect to any Real Property Lease. The Company is not a party to any Third Party Leases.

3.13 Title; Sufficiency of Assets.

(a) Schedule 3.13(a) of the Company Disclosure Schedule sets forth a list of the material tangible personal property of the Company, including identification of such property as owned or leased. The Company has good and defensible title to, or in the case of leased tangible personal property, a valid and binding leasehold interest in, all of the tangible personal property of the Company, free and clear of all Liens other than Permitted Liens.

CORE/3000720.0073/238002067.12

(b) Except as set forth on Schedule 3.13(b), and except for those assets and other property rights of Seller or its Affiliates (other than the Company) that are used following the Closing to provide the services described on Exhibit A of the Transition Services Agreement, (a) the assets, properties and rights owned, leased or licensed by the Company, including the assets, properties and rights to be contributed to the Company pursuant to Section 5.12, comprise all of the assets, properties and rights used in the Business or necessary for the continuation of the Business after Closing in substantially the same manner as conducted as of the Execution Date and (b) the Transactions will not cause the loss of any such assets, properties, or rights.

3.14 No Undisclosed Liabilities or Indebtedness.

(a) The Company does not have any Liabilities required by GAAP to be reflected or reserved against on a balance sheet of the Company, other than (i) Liabilities set forth or reflected on, or reserved against in, the Most Recent Balance Sheet, (ii) current Liabilities arising in the ordinary course of business after the Interim Balance Sheet Date, and (iii) Liabilities to be included in the computation of the Working Capital.

(b) The Company does not have any Indebtedness outstanding, except as set forth on Schedule 3.14(b) of the Company Disclosure Schedule.

3.15 Tax Matters.

Except as set forth on Schedule 3.15 of the Company Disclosure Schedule:

(a) (i) All material Tax Returns required to be filed with any Taxing Authority by, on behalf of, or with respect to the Company (or its assets or operations) have been duly and timely filed in accordance with all applicable Laws (taking into account all properly obtained extensions of due dates), and each such Tax Return (and the information provided on such Tax Return) is true, complete and correct in all material respects; (ii) all material Taxes due and payable by the Company (or for which the Company may be liable), whether or not reflected on any Tax Return, have been duly and timely paid in full to the appropriate Taxing Authority; and (iii) there are no Liens for Taxes (other than Permitted Liens described in clause (b) of such definition) upon the equity interests or any asset of the Company.

(b) No waiver or extension of the statute of limitations has been given (and no such waiver or extension is in force) with respect to the (i) payment or assessment of any amount of Taxes of or with respect to the Company or (ii) the filing of any Tax Returns of or with respect to the Company (other than automatic extensions of time to file Tax Returns obtained in the ordinary course of business). There are no powers of attorney with respect to any Tax matters of or with respect to the Company that will remain in effect after the Closing.

(c) The Company (i) is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (excluding, for the avoidance of doubt, any commercial Contracts entered into in the ordinary course of business the principal purpose of which does not relate to Taxes), (ii) has no material Liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 or any similar provision of U.S. state or local or non-U.S. Law (other than with respect any Seller Consolidated Group), as a transferee or successor, by Contract (other than pursuant to a commercial Contract entered into in the ordinary course of business the principal

CORE/3000720.0073/238002067.12

purpose of which does not relate to Taxes), pursuant to applicable Law or otherwise, and (iii) has never been a member of a Consolidated Group (other than any Seller Consolidated Group).

(d) The Company has complied, in all material respects, with all applicable Laws relating to the payment and withholding (including backup withholding) of Taxes and information reporting obligations and has duly and timely withheld and paid to the appropriate Taxing Authority all Taxes required to have been withheld and paid by the Company.

(e) There are no audits or other Actions with respect to Taxes or Tax Returns of or with respect to the Company (or its income, assets or activities) currently being conducted, pending or threatened in writing. Neither the Seller nor the Company (or any Affiliate of the Seller or the Company) has received from any Governmental Authority any (i) written notice indicating an intent to initiate an Action, open an audit or other review or (ii) written request for information related to Tax matters.

(f) For U.S. federal (and applicable state and local) income Tax purposes, the Company (i) at all times since its formation until as of immediately prior to the Conversion, has been properly treated as a “C corporation” within the meaning of Section 1361(a)(2) of the Internal Revenue Code and (ii) from and after the Conversion (including as of the Closing Date), has been disregarded as an entity separate from Spire Inc. pursuant to Treasury Regulations Section 301.7701-2(c). The Company does not hold any interest that is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code.

(g) The Company has not received any claim or notice from any Governmental Authority in any jurisdiction where the Company does not currently file a particular Tax Return or pay a particular Tax that the Company is or may be required to file such Tax Return or pay such Tax. The Company is not subject to Tax in any country, other than the country in which it is organized, by virtue of having (or being deemed to have) a permanent establishment, fixed place of business or similar presence.

(h) The Company has not claimed any “employee retention credits” pursuant to Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) or any similar or corresponding provisions of U.S. state or local or non-U.S. Law.

(i) The Company has (i) not participated (within the meaning of Treasury Regulations Section 1.6011-4(c)(3)) in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) and (ii) disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Internal Revenue Code (or any similar provision of U.S. state or local or non-U.S. Law).

(j) Neither the Seller nor the Company has entered into (and the Company is not subject to) any closing agreements (as described in Section 7121 of the Internal Revenue Code and any similar or corresponding provisions of U.S. state or local or non-U.S. Law), and no Taxing Authority has issued any private letter rulings, technical advice memoranda or other similar

CORE/3000720.0073/238002067.12

agreements or rulings relating to Taxes of or with respect to the Company (or its income, assets or activities).

(k) There is no material abandoned or unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company, and the Company is in compliance in all material respects with applicable Law relating to abandoned or unclaimed property or escheat obligations.

(l) The Company has properly collected and remitted all material applicable sales, use, goods and services, value added, stamp, turnover and similar Taxes (including excise Taxes) with respect to sales or leases made or services provided to its customers and has properly received and retained any appropriate Tax exemption certificates or other documentation for all such sales, leases or other services made without charging or remitting such Taxes to the extent necessary to qualify such sales, leases or provision of services as exempt from such Taxes.

(m) Spire Inc., the Person treated as the regarded owner of the Pre-Conversion Company and, following the Conversion, the Post-Conversion Company’s assets for U.S. federal income tax purposes, is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code.

(n) During the last two (2) years, the Company has not been a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a) of the Internal Revenue Code) in connection with a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Internal Revenue Code (or any similar provision of U.S. state or local or non-U.S. Law).

(o) Neither Purchaser (or any of its Affiliates) nor the Company will be required to include any item of income or gain in, or exclude any item of loss or deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Internal Revenue Code (or any similar or corresponding provision of U.S. state or local or non-U.S. Law ) entered into on or prior to the Closing; (ii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Internal Revenue Code (or any similar or corresponding provision of U.S. state or local or non-U.S. Law ) entered into or created on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) deferred revenue accrued, or prepaid amount received, on or prior to the Closing Date; (v) an adjustment under either Section 481(a) or Section 482 of the Code (or any similar or corresponding or similar provision of U.S. state or local or non-U.S. Law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; or (vi) change in method of accounting or use of an improper method of accounting on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date.

CORE/3000720.0073/238002067.12

3.16 Material Contracts.

(a) Schedule 3.16(a) of the Company Disclosure Schedule lists all Contracts, including all amendments thereto, to which the Company is a party, or by which any of the properties and assets of the Company are bound, and that fall into one or more of the following categories (the “Material Contracts”):

(i) all Contracts relating to the transportation or storage of natural gas that are not, by the terms thereof, subject to termination by the Company upon sixty (60) days’ or less notice without penalty;

(ii) (A) all Seller Credit Support Arrangements (regardless of whether the Company is a party thereto) under one heading and (B) all Financial Hedging Contracts under a different heading;

(iii) all Contracts governed by the North American Energy Standards Board under which the Company purchased or sold natural gas, in each case at an aggregate price over $3,000,000 during the 2025 fiscal year of the Company;

(iv) all Contracts for the purchase, lease or license of supplies, software or other products, or for the performance of services by a third party, that require aggregate payments by the Company of $200,000 or more during the current or any subsequent fiscal year of the Company;

(v) all Contracts for Company trades or confirmations with a maturity date beyond June 1, 2026 and exceeding $200,000 in value;

(vi) all Contracts with any officer, director, consultant, independent contractor or employee, or any Affiliate of any such Person, or any third party agency supplying the services of any consultants, employees (including temporary employees or “leased” employees) or independent contractors to the Company (including any such non-competition, confidentiality, trade secret or similar agreement);

(vii) all Contracts (including any lease, rental or occupancy agreement, license, or installment or conditional sale agreement) under which the Company is either lessor or lessee;

(viii) all Contracts (including any note, debenture, bond, equipment trust agreement, letter of credit agreement, or loan agreement) for Indebtedness;

(ix) all Contracts creating a Lien (other than a Permitted Lien) on the Company’s assets;

(x) all Contracts requiring any capital expenditure or leasehold improvement except for agreements regarding the foregoing that in the aggregate do not exceed $200,000 annually;

CORE/3000720.0073/238002067.12

(xi) all Contracts limiting or restraining the Company from competing in any manner or in any business;

(xii) all Contracts pursuant to which the Company (A) licenses, assigns, or otherwise grants any third party rights to use any material patent, registered trademark, trade name, service mark, or registered copyright owned by the Company, or (B) receives a license or other rights to use any patent, trademark, trade name, service mark, copyright, or other know-how of a third party, other than non-exclusive licenses for commercially available off-the-shelf software with annual fees of less than $25,000;

(xiii) all Contracts related to the management of the Company or any of its properties or assets in excess of $200,000 in value, including (A) any such agreement related to asset management, network management, interconnection, tariff administration or shared use of assets, and (B) any asset management arrangement as defined in FERC Order No. 712, as restated, amended or revised from time to time;

(xiv) all joint venture, partnership, alliance or similar agreements (however named);

(xv) all Contracts with Seller or any of its Affiliates;

(xvi) all executory Contracts for the acquisition or disposition of any of the Company’s assets other than in the ordinary course of business;

(xvii) all Contracts between the Company and a Governmental Authority;

(xviii) all Contracts for which the principal purpose is to provide indemnification; and

(xix) all Contracts related to any settlement or other resolution of any Action pursuant to which the Company has any ongoing performance obligations.

(b) Neither the Company nor, to the knowledge of Seller, any other party is in default under any Material Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by the Company or, to the knowledge of Seller, any other party to a Material Contract. Each of the Material Contracts is the valid and binding obligation of the Company and, to the knowledge of Seller, the other parties thereto. Each Material Contract is in full force and effect and is enforceable in accordance with its terms, except as enforcement may be limited by the Remedies Exception. The Company has not received written or, to the knowledge of Seller, oral notice of an intention by any party to any Material Contract to terminate such Material Contract or amend the terms thereof. Seller has provided to Purchaser a true and complete copy of each Material Contract.

3.17 Environmental Matters.

Except as set forth on Schedule 3.18 of the Company Disclosure Schedule:

CORE/3000720.0073/238002067.12

(a) The Company is in material compliance, and has been in material compliance since January 1, 2023, with all Environmental Laws applicable to the Company.

(b) The Company is not the subject of any material Action, Order, settlement, assessment, or Contract arising under any Environmental Laws, and, to the knowledge of Seller, no material investigation has been commenced, and no material Action or assessment is threatened against the Company under any Environmental Laws.

(c) The Company has not received any written notice, report or other written information regarding any actual or alleged material violation of, or any material Liability arising under, any Environmental Laws from any Governmental Authority or other Person, which remains pending or unresolved, or is the source of ongoing obligations or requirements.

(d) The Company does not, and has not at any time, (i) owned, leased, operated, managed, maintained, or controlled any pipelines, storage facilities, processing plants, compressor stations, gathering systems or other facilities that handle, transport, treat, store, dispose of, emit, or release Hazardous Substances; or (ii) exercised day-to-day operational control over any such facilities owned or operated by third parties.

(e) The Company has not generated, treated, stored, disposed of, transported, arranged for the disposal or treatment of, or arranged for the transportation of, any Hazardous Substances in a manner that has resulted in material Liability under any Environmental Law.

(f) The Company has no material Liability with respect to any off-site disposal, release, or threatened release of Hazardous Substances, including any Liability under CERCLA or analogous state laws relating to any third-party site.

(g) The Company is not party to any Contract that imposes on the Company any indemnity, assumption of liability, or other obligations with respect to Environmental Laws or Hazardous Substances, other than obligations that are (i) customary in commercial agreements in the natural gas marketing industry, and (ii) not material in amount.

3.18 Bank and Brokerage Accounts.

Schedule 3.18 of the Company Disclosure Schedule sets forth the identity of each bank, brokerage or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, brokerage, trading or similar relationship, the number of each such account or box, and the names of all Persons authorized to draw thereon or having signatory power or access thereto.

3.19 Affiliate Transactions.

Except as set forth on Schedule 3.19 of the Company Disclosure Schedule or with respect to employment relationships and compensation, benefits and travel advances in the ordinary course of business, none of Seller or any of its Affiliates (other than the Company) or any employee, director, manager or officer of Seller or any of its Affiliates (other than the Company) (a) is a party to any Contract with the Company, (b) owns or leases any asset, property or right which is used by the Company, (c) with respect to directors, managers and officers, is or in the past two (2) years

CORE/3000720.0073/238002067.12

has been, a manager, director, officer or employee of, any material competitor, customer, contractor, subcontractor or supplier of or to the Company or has or during the past two (2) years has had any material financial interests in any material competitor, customer, contractor, subcontractor or supplier of or to the Company, other than owning, directly or indirectly, securities of any Person traded on any national securities exchange if such director, manager or officer and its Affiliates do not, directly or indirectly, own 5% or more of any class of securities of such Person and, provided that, in each case, such director, manager or officer has actual knowledge that such competitor, customer, contractor, subcontract or supplier is a material competitor, customer, contractor, subcontractor or supplier of or to the Company or (d) is indebted to or has borrowed money from, or lent money to or issued a guarantee in respect of Indebtedness of, or on behalf of, the Company.

3.20 IT Assets; Data Privacy.

(a) Schedule 3.20(a) of the Company Disclosure Schedule contains a complete list of all material IT Assets used or held for use by the Company, or to which the Company subscribes in the case of cloud-based software (software as a service) with an annual subscription fee of greater than $200,000. All IT Assets used or held for use by the Company are owned, leased or licensed by the Company. The IT Assets owned, leased or licensed by the Company (i) are sufficient for the current needs of the business of the Company, and (ii) have not materially malfunctioned or failed within the past two (2) years. The Transactions will not cause any loss of the Company’s right to use any of the IT Assets.

(b) Schedule 3.20(b) of the Company Disclosure Schedule contains a complete list of all registrations and applications for registration of patents, trademarks, service marks and copyrights included in the Company Intellectual Property Rights. The Company solely and owns or has valid licenses to use all material Company Intellectual Property Rights.

(c) To the knowledge of Seller, since January 1, 2023, the Company has not experienced any material Cyber Event with respect to its IT Assets, Data or other Personal Information, trade secrets or other confidential information that resulted in any unauthorized access to, acquisition of, or exfiltration of, any such Data, Personal Information, trade secrets or confidential information. No Cyber Event has occurred that was reported to the Transportation Security Administration or other applicable Governmental Authority. No material Cyber Event has occurred that arose from a third-party service provider (including without limitation cloud, hosting or payment processors). The Company has complied in all material respects with all applicable Laws, all contractual obligations applicable to the Company, and with its own respective privacy policies (“Privacy Policies”), in each case, relating to the collection, storage, use, disclosure, transfer or other processing of any Data or other Personal Information, or any other confidential information under its possession or control. The Company has not received a written complaint from any Governmental Authority or any other third party regarding its collection, storage, use, disclosure or transfer of any Data or other Personal Information, or any other confidential information under its possession or control, that is pending or unresolved and, to the knowledge of Seller, there are no facts or circumstances that would give rise to any such complaints. The Company has implemented and operates in material compliance with, reasonably designed security measures, to protect its IT Assets, any Data or other Personal Information, and any confidential information under its possession or control from any use or access that would

CORE/3000720.0073/238002067.12

violate applicable Law, the Privacy Policies or any material contractual obligations applicable to the Company.

3.21 Insurance.

Except as set forth on Schedule 3.21 of the Company Disclosure Schedule, the Company, during the past two (2) years, (i) has not made any claim against its applicable insurance policies or carriers, including any “captive” insurance company or other insurance entity that is an Affiliate of Seller (each, a “Captive”), with respect to any loss, Liability, damage, destruction or casualty affecting the Company or the Business, including any property or assets of the Company, and (ii) to the extent of the claims made, has used any proceeds received under such insurance policies or arrangements to repair or replace such damaged property or assets, or satisfy such Liabilities, for which such claims were made.

3.22 Exclusivity of Representations.

(a) The representations and warranties made by Seller in this Article 3, in any certificate delivered pursuant to Section 2.4(b) or any other Transaction Document to which Seller is a party are the exclusive representations and warranties made by Seller. Seller hereby disclaims any other express or implied representations or warranties.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR HAS ANY DUTY TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER REGARDING THE COMPANY, THE BUSINESS, ITS ASSETS OR LIABILITIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE (I) CONDITION, VALUE OR QUALITY OF THE BUSINESS, ASSETS OR LIABILITIES, (II) PROSPECTS OF THE BUSINESS (FINANCIAL OR OTHERWISE), OR (III) RISKS ASSOCIATED WITH THE BUSINESS AND OTHER INCIDENTS OF OWNERSHIP OF THE COMPANY, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS Article 3.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as of the Execution Date and as of the Closing Date as follows:

4.1 Organization and Qualification.

Purchaser is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

CORE/3000720.0073/238002067.12

4.2 Authority; Binding Effect.

(a) Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents, and the performance by Purchaser of its obligations hereunder and thereunder, have been, or will have been at the Closing, duly authorized by all requisite action on the part of Purchaser.

(b) This Agreement and the other Transaction Documents, when executed and delivered by Purchaser, and assuming due execution and delivery hereof by each of the other parties hereto and thereto, constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforcement may be limited by the Remedies Exception.

4.3 No Conflicts.

The execution and delivery of this Agreement and the other Transaction Documents and the performance by Purchaser of its obligations hereunder and thereunder do not violate or conflict with, or constitute a default or breach under (either alone or with the giving of notice or the passage of time), or accelerate or permit the acceleration of the performance required by, any of the terms or provisions of (a) Purchaser’s Organizational Documents; (b) any Contract to which Purchaser or any of its Affiliates is a party or any of their respective properties or other assets is subject; or (c) any Law applicable to Purchaser or any of its properties or assets.

4.4 No Consents.

Except for the requirements of the HSR Act, no approval, consent, license, permit, order or authorization of, or registration, declaration, notice or filing to or with, any Governmental Authority or other Person is required for Purchaser to execute, deliver, and perform its obligations under this Agreement or the other Transaction Documents.

4.5 No Litigation.

There is no Action pending or, to the knowledge of Purchaser, threatened in writing against Purchaser by or before any Governmental Authority that challenges or calls into question, or if adversely determined, would reasonably be expected to prevent or materially interfere with, Purchaser’s authority to enter into or ability to consummate this Agreement and the other Transaction Documents or to consummate the Transactions. Purchaser is not subject to any Order that would reasonably be expected to prevent or materially interfere with, Purchaser's authority to enter into or ability to consummate this Agreement and the other Transaction Documents or to consummate the Transactions.

4.6 No Brokers.

No broker, finder, investment banker, or other Person is entitled to any brokerage, finder’s, or other fee or commission for which Seller or any of its Affiliates could be responsible in

CORE/3000720.0073/238002067.12

connection with the Transactions based upon arrangements made by or on behalf of Purchaser or any of its Affiliates.

4.7 Investment Purpose.

Purchaser is acquiring the Company Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser acknowledges that the Company Interests are not registered under the Securities Act of 1933, as amended, or any state securities Laws, and that the Company Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities Laws and regulations, as applicable. Purchaser has independently made its own analysis and determination to enter into this Agreement and to consummate the Transactions. Purchaser has such sophistication, knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Transactions. Purchaser has independently made its own analysis and determination to enter into this Agreement and to consummate the Transactions.

4.8 Sufficiency of Funds.

(a) Purchaser has sufficient cash on hand or other sources of financing (without giving effect to any unfunded financing regardless of whether any such financing is committed) to enable it to make payment of the Purchase Price on the Closing Date and consummate the Transactions and any expenses incurred by Purchaser in connection with the Transactions.

(b) Purchaser has, and at the Closing will have, the resources and capabilities (financial or otherwise) to perform its obligations under this Agreement and the Transaction Documents and Purchaser has not incurred any Liability or Lien of any kind that would reasonably be expected to materially impair or adversely affect such resources and capabilities.

4.9 Exclusivity of Representations.

(a) The representations and warranties made by Purchaser in this Article 4, in any certificate delivered pursuant to Section 2.4(c) or any other Transaction Document to which Purchaser is a party are the exclusive representations and warranties made by Purchaser. Purchaser hereby disclaims any other express or implied representations or warranties.

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR HAS ANY DUTY TO MAKE, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE 4.

CORE/3000720.0073/238002067.12

Article 5
COVENANTS

5.1 Conduct of Business.

During the Interim Period, except (i) as set forth on Schedule 5.1, (ii) as required by applicable Law, (iii) as otherwise contemplated by this Agreement, or (iv) with the prior written consent of Purchaser (which consent will not be unreasonably withheld, conditioned or delayed):

(a) Seller shall cause the Company to conduct the Business in the ordinary course of business and to comply with applicable Law in all material respects; and

(b) Seller shall not, and shall cause its Affiliates not to, permit the Company to:

(i) mortgage or pledge any material portion of its assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(ii) transfer, sell, lease, surrender, encumber, divest, assign or otherwise dispose of (by merger, consolidation, sale of stock or assets or otherwise), any assets, other than in the ordinary course of business;

(iii) incur any Indebtedness, except for Indebtedness that will be paid off in full by the Company at or prior to the Closing;

(iv) acquire or sell any interest in Real Property;

(v) (A) make any investment in, consolidate or merge with, or purchase of all or substantially all of the assets or business of, or capital stock, partnership, membership or other equity or equity-linked interest, participation or securities (whether voting or non-voting, whether preferred, common or otherwise, and including stock appreciation, contingent interest or similar rights and any convertible securities) of any Person or division thereof or (B) acquire any assets that would be material assets of the Company, taken as a whole, other than natural gas, propane, machinery, equipment, furniture, furnishings, fixtures, tools and other tangible personal property, in each case, in the ordinary course of business;

(vi) except with respect to the Conversion, adopt or enter into a plan of, or effect any, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, reclassification, unit dividend, unit split or other reorganization or like change in capitalization;

(vii) declare, set aside or pay any non-cash dividend or other non-cash distribution or payment, whether in securities, property or otherwise on the Company Interests (or securities convertible into the Company Interests) of the Company;

(viii) except with respect to the Conversion, amend the Organizational Documents of the Company;

CORE/3000720.0073/238002067.12

(ix) amend the Trading Policies of the Company or allow any exceptions to the Trading Policies of the Company;

(x) issue, sell or grant (A) the Company Interests or other debt or equity securities of the Company, (B) any securities convertible or exchangeable into, or exercisable for, the Company Interests or other debt or equity securities of the Company, or (C) any options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, call rights, preemptive rights, or other Contracts or commitments with respect to the Company Interests or other debt or equity securities of the Company;

(xi) make any material change to the methods of accounting in effect as of the Interim Balance Sheet Date, including designating any Contract for the delivery or receipt of physical products as a hedging instrument, except in each case to the extent required by a change in GAAP or applicable Law, or make any material change with respect to accounting policies, principles or practices unless required by GAAP or applicable securities laws;

(xii) (A) fail to timely pay any Tax that is due and payable by the Company, (B) settle or compromise any Action in respect of Taxes of the Company, (C) make, revoke or change any Tax election for the Company, (D) file any amended Tax Return of the Company, (E) file a claim for (or surrender any right to claim) a refund of a material amount of Taxes of the Company, (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes of the Company, (G) enter into or terminate any agreement with a Taxing Authority in respect of Tax matters involving the Company, (H) request any ruling from a Taxing Authority in respect of Tax matters involving the Company or (I) adopt or change any Tax accounting period or Tax accounting method of the Company;

(xiii) except as required by existing Plans or in the ordinary course of business, (A) increase the compensation or other benefits payable or provided to any of the Company Employees, (B) make, grant or promise any bonus (other than a bonus that does not exceed $50,000 that is paid prior to Closing), equity or equity-based compensation, severance, change of control, retention, termination or similar compensation or benefits to any current or former Company Employee or director, officer, manager, employee, contractor or consultant of the Company, (C) establish, adopt, enter into or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, practice, trust or other arrangement that would be a Plan if it were in existence as of the Execution Date for the benefit of any current or former Company Employee or director, officer, manager, employee, contractor or consultant of the Company; provided, however, that Seller shall, effective as of the Closing Date, terminate, or cause the Company or the appropriate Affiliate to terminate, Seller’s and the Company’s participation in any Plan in which Seller or Company Employees participate, (D) take any action to accelerate the vesting or payment of any benefit of any current or former Company Employee or director, officer, manager, employee, contractor or consultant of the Company, other than accelerating the vesting of Company Employees under any Qualified Retirement Plan, (E) hire any employee other than as necessary to replace a Company Employee who performs services for the Company as of the Execution Date and whose total annual compensation does not

CORE/3000720.0073/238002067.12

exceed $200,000 or terminate the employment of any Company Employee (other than for “cause”), or (F) waive or materially amend any restrictive covenant entered into by any current or former Company Employee or director, officer, manager, employee, contractor or consultant of the Company;

(xiv) pay, discharge, settle or satisfy any Action or Claim if such settlement would (A) require a payment by the Company in excess of $200,000 in any individual case or series of related cases or $500,000 in the aggregate, (B) involve injunctive or equitable relief, (C) impose any restrictions or changes on the business or operations of the Company that is adverse to the business or operations of the Company in any material respect, or (D) involve any material admission of wrongdoing or liability or other adverse consequences on the Company;

(xv) except in the ordinary course of business, cancel, surrender, allow to expire or fail to renew any Permit held by the Company unless avoiding such expiration or failure to renew is not possible on a commercially reasonable basis;

(xvi) (A) except in the ordinary course of business, enter into, amend, extend, modify, terminate (partially or completely), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Material Contract or any Contract that would qualify as a Material Contract when entered into or so altered or (B) enter into any Contract that includes a change of control or similar provision that would require a material payment to, or would give rise to any material rights (including termination rights) of, the other party or parties thereto in connection with the consummation of the Transactions or any future change of control;

(xvii) fail to maintain in full force and effect insurance policies providing for coverage which are in effect as of the Execution Date, or replacement insurance policies providing substantially equivalent coverage; or

(xviii) authorize, enter into any agreement to do, take or commit to take any action or actions prohibited by any of the foregoing.

5.2 Access and Information.

(a) From the date hereof until the Closing, Seller shall, and shall cause its Affiliates to, (i) grant Purchaser and its Representatives, upon reasonable notice, reasonable access to the properties, assets, personnel, and books and records of the Company; (ii) furnish to Purchaser, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information relating to the Company, as such Persons may reasonably request; and (iii) instruct the employees, counsel and financial advisors of the Company and its Affiliates, to reasonably cooperate with Purchaser in its investigation of the Company; provided that such access shall not interfere with the conduct of the business of Seller or the Company. In no event shall Seller be required to provide access to any information (A) that is subject to any obligation of confidentiality to another Person, (B) that is legally privileged; provided that Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to provide alternative, redacted or substitute documents or information in a manner that would not

CORE/3000720.0073/238002067.12

violate any obligation of confidentiality or result in the loss of the ability to assert legal privilege, (C) to the extent prohibited by applicable Law, (D) bids, letters of intent, expressions of interest or other proposals received from others in connection with the Transactions or potential transactions similar to the Transactions or information or analyses relating to such communications, or (E) any internal valuations of the Company or the Company Interests or information or analysis relating to such valuations.

(b) Any such investigation and examination shall be subject to the provisions of Section 5.2 shall be conducted during regular business hours and under commercially reasonable circumstances and shall be subject to restrictions under applicable Law. Purchaser shall, and shall cause its Representatives to, abide by any safety rules or rules of conduct reasonably imposed by Seller and its Affiliates, the Company or any operator of properties or assets of the Company, as the case may be, in connection with access provided pursuant to this Section 5.2. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates, the Company, any operator of properties or assets of the Company and their respective Representatives from and against any and all Losses asserted against or suffered by them relating to, resulting from or arising out of examinations or inspections made by Purchaser or its Representatives while at the locations of Seller or its Affiliates or such operators pursuant to this Section 5.2, except to the extent such Losses relate to, result from or arise out of (i) the gross negligence or willful misconduct of Seller, the Company, any operator of properties or assets of the Company or their respective Representatives or (ii) the mere discovery of existing facts or conditions (it being expressly agreed that the Persons to whom this sentence applies are intended third party beneficiaries of this Section 5.2). Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller (which may be withheld for any reason), (i) Purchaser shall not contact any suppliers to, or customers of, the Company in connection with the Transaction, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties of the Company.

5.3 Efforts; Certain Government Matters.

(a) Upon the terms and subject to the conditions herein provided, each Party agrees to cooperate and use its reasonable best efforts to take or cause to be taken, and to do or cause to be done, all things reasonably necessary, to the extent permitted under applicable Law, to consummate and make effective the Transactions, including the satisfaction of the conditions set forth in Article 6.

(b) Without limiting the generality of the foregoing, (i) each Party shall, as promptly as possible, (A) and in no event more than fifteen (15) Business Days after the Execution Date, make, or cause or be made, all filings and submissions (including those under the HSR Act) required under any Law applicable to such Party or any of its Affiliates with respect to the Transactions; provided that Purchaser shall pay the filing fee under the HSR Act and (B) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations hereunder; and (ii) Seller shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals (including those set forth on Schedule 3.4 of the Company Disclosure Schedule) that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations hereunder.

CORE/3000720.0073/238002067.12

(c) Each Party shall promptly inform the other Party of any written or material communication from any Governmental Authority regarding any of the Transactions. Each Party shall promptly provide to each and every Governmental Authority with jurisdiction non-privileged information and documents requested by any Government Authority that are necessary, proper or advisable to permit consummation of the Transactions.

(d) Each Party shall promptly use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, including, without limitation, the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person or entity, including, without limitation, any Governmental Authority, seeking to delay, restrain, prevent, enjoin, make unlawful or otherwise prohibit consummation of such transactions.

(e) Each Party shall promptly use its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, Order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Closing in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Closing or the other transactions contemplated by this Agreement, any and all steps (including, without limitation, the appeal thereof or the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, Order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement

(f) Notwithstanding any other provision in this Agreement (including in this Section 5.3) to the contrary, nothing in this Agreement shall be required to cause Purchaser or its Affiliates to (i) agree to or cause, or use any efforts to agree to or cause, the sale, lease, license, divestiture, hold separate, or other disposition, in whole or in part, of any assets, properties, securities, interests, businesses, or product lines of Purchaser or any of its Affiliates or the Company or (ii) propose, offer, negotiate or authorize any of the matters set forth in clause (i) immediately above, or (iii) otherwise take or commit to take any actions that, after the Closing Date, would limit the freedom of action of Purchaser or any of its Affiliates with respect to any assets, properties, securities, interests, businesses or product lines of Purchaser or any of its Affiliates or the Company.

5.4 Confidentiality.

(a) The Parties acknowledge and agree that, during the Interim Period, the information provided by Seller to Purchaser in connection with this Agreement shall remain subject to the Confidentiality Agreement, dated June 18, 2025, entered into between Spire Inc. and Purchaser in respect of the Transactions (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference as if each of Seller and Purchaser were a party thereto. As of the Closing the Confidentiality Agreement shall be deemed terminated without further action by either Party.

CORE/3000720.0073/238002067.12

(b) Seller agrees that for a period of two (2) years following the Closing Date, Seller will, and will cause its Affiliates and its and their Representatives to, treat and hold as confidential, and not use or disclose to any Person, (i) all information to the extent concerning the Company or the Business existing as of the Closing or received by Seller or its Affiliates after Closing in connection with the Transactions and (ii) the terms of this Agreement and the other Transaction Documents (including financial terms) (collectively, the “Purchaser Confidential Information”). In the event that Seller or any of its Affiliates is requested or required by law, rule, regulation, stock exchange rule, or legal process to disclose any Purchaser Confidential Information after the Closing Date, it shall, to the extent permitted by Law and reasonably practicable, notify Purchaser promptly of the request or requirement so that Purchaser, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4(b). If such protective order or other remedy is not obtained, nor is a waiver hereunder provided, and Seller or any of its Affiliates is required to disclose any Purchaser Confidential Information under applicable Law, it may disclose the portions of the Purchaser Confidential Information required to be disclosed (and only such portions); provided that it shall use its commercially reasonable efforts to obtain, at the request and expense of Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Purchaser Confidential Information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, Purchaser Confidential Information shall not include information that enters the public domain (or becomes generally known within the industry), other than as a result of a disclosure by Seller or any of its Affiliates in violation of this Section 5.4(b).

(c) Purchaser agrees that for a period of two (2) years following the Closing Date, Purchaser will, and will cause its Affiliates and its and their Representatives to, treat and hold as confidential, and not use or disclose to any Person, (i) any and all information, whether written or oral, related to Seller and its Affiliates and their respective businesses (other than to the extent such information is related to the Company or the Business), and (ii) the terms of this Agreement and the other Transaction Documents (including financial terms) (collectively, the “Seller Confidential Information”). In the event that Purchaser or any of its Affiliates is requested or required by law, rule, regulation, stock exchange rule, or legal process to disclose any Seller Confidential Information after the Closing Date, it shall, to the extent permitted by Law and reasonably practicable, notify Seller promptly of the request or requirement so that Seller, at its expense, may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4(c). If such protective order or other remedy is not obtained, nor is a waiver hereunder provided, and Purchaser or any of its Affiliates is required to disclose any Seller Confidential Information under applicable Law, it may disclose the portions of the Seller Confidential Information required to be disclosed (and only such portions); provided that it shall use its commercially reasonable efforts to obtain, at the request and expense of Seller, an order or other assurance that confidential treatment shall be accorded to such portion of the Seller Confidential Information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, Seller Confidential Information shall not include information that enters the public domain (or becomes generally known within the industry), other than as a result of a disclosure by Purchaser or any of its Affiliates in violation of this Section 5.4(c).

5.5 Certain Tax Matters.

(a) Responsibility for Tax Returns of the Company.

CORE/3000720.0073/238002067.12

(i) Seller shall prepare or cause to be prepared and timely filed all Tax Returns that are required to be filed by the Company on or prior to the Closing Date, and Seller shall cause Spire Inc. to prepare or cause to be prepared and timely file all Seller Consolidated Returns. All such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Company (unless otherwise required by applicable Law and other than with respect to the Conversion). Seller shall (and/or shall cause Spire Inc. to) pay or cause the Company to timely pay any Taxes due with respect to Tax Returns described in the preceding sentences and shall be responsible for the failure to file such Tax Returns and to make such payments.

(ii) Purchaser shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns (other than Seller Consolidated Returns) required to be filed by the Company after the Closing Date for any Pre-Closing Tax Period and any Straddle Period. Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Company (unless otherwise required by applicable Law and other than with respect to the Conversion). Purchaser shall provide Seller with a copy of any such Tax Return described in the immediately preceding sentence for review at least at least fifteen (15) days prior to the due date for the filing of such Tax Return (other than any Tax Return relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a Tax period, which shall be provided promptly after filing), and Purchaser shall consider in good faith all reasonable comments of Seller provided to Purchaser at least three (3) days in advance of the due date for the filing of such Tax Return. No later than five days prior to the due date for payment of Taxes with respect to any Tax Return described in this Section 5.5(a)(ii), Seller shall pay to Purchaser the amount of any Seller Taxes (without duplication of any such Taxes were included as a current liability in the calculation of Final Working Capital) with respect to such Tax Return.

(b) Straddle Period. In any case in which a Tax is payable with respect to a Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income, margin, receipts, payroll or similar items, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), shall be determined based on an interim closing of the books of the Company at the end of the day on the Closing Date; and

(ii) in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

CORE/3000720.0073/238002067.12

(c) Cooperation on Tax Matters.

(i) The Parties shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the filing of Tax Returns and in preparing for and handling any audit, litigation or other Action regarding, any Tax Returns or Taxes of or with respect to the Company. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Returns or Taxes, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified in writing by the other Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Purchaser or Seller, as the case may be, shall allow the requesting Party to take possession of such books and records.

(ii) Purchaser and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the Transactions.

(d) Payment of Transfer Taxes. All Transfer Taxes, if any, arising out of, or in connection with, the sale of the Company Interests to Purchaser pursuant to this Agreement shall be borne 50% by Purchaser and 50% by Seller. Seller shall file when due all necessary documentation and Tax Returns with respect to such Transfer Taxes and Purchaser shall provide such cooperation in connection with the preparation and filing of such documentation and Tax Returns as may be reasonably requested by Seller. Seller shall be solely responsible for all Seller Taxes.

(e) Refunds. The amount of any refunds of Taxes of the Company for any Pre-Closing Tax Period (other than any refund resulting from the carryback of a net operating loss or other Tax attribute from a period beginning after the Closing Date to a period ending on or prior to the Closing Date, which refund shall be for the account of the Purchaser) shall be for the account of Seller. The amount of any refunds of Taxes of the Company for any Tax period beginning after the Closing Date shall be for the account of the Purchaser. The amount of any refund of Taxes of the Company for any Straddle Period shall be equitably apportioned between the Purchaser and the Seller in accordance with the principles set forth in Section 5.5(b). Each Party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive a refund of Tax pursuant to this Section 5.5(e) the amount of such refund within 30 days after such refund is received, net of any reasonable third-party costs or expenses incurred by such party or its Affiliates in procuring such refund.

(f) Tax Sharing Agreements. All Tax allocation, sharing or indemnity agreements or arrangements (other than the Transaction Documents) between the Company, Seller

CORE/3000720.0073/238002067.12

or any of its Affiliates shall be terminated at or before the Closing. After the Closing, the Company shall not have any rights or obligations under any such agreement or arrangement.

(g) Conversion of Company. Prior to Closing, Seller shall take all such actions as may be necessary to cause the Conversion to occur in accordance with the terms of this Agreement. Not less than three (3) Business Days prior to the Conversion Effective Date, Seller shall deliver drafts of each Conversion Document described in Section 2.3(a)(iv) for Purchaser’s review and comment.

(h) Tax Treatment of the Conversion. The Parties acknowledge and agree that the Conversion is intended to be treated as a non-taxable liquidation of the Pre-Conversion Company into Spire Inc. governed by Sections 332 and 337 of the Internal Revenue Code. Each Party agrees not to take any position inconsistent with such intended treatment, including on any Tax Returns, unless otherwise required by a “final determination” as defined in Section 1313 of the Internal Revenue Code.

(i) Tax Certificates. During the Interim Period, Seller shall use its reasonable best efforts to cause the Company to obtain (and provide to Purchaser) valid Tax exemption certificates (or other documentation sufficient under applicable Law) from all Persons with respect to any sale, lease or provision of goods or services by the Company in the three years immediately preceding the Execution Date for which the Company both (i) did not charge or collect sales, use, goods and services, value added, stamp, turnover and similar Taxes (including excise Taxes) on the basis of an asserted exemption and (ii) does not currently possess a valid Tax exemption certificate or other documentation sufficient under applicable Law to qualify for such exemption. Seller shall cause the Company to maintain and preserve copies of all such exemption certificates and supporting documentation as part of the Company's books and records.

5.6 Employee Matters.

(a) Schedule 5.6(a) lists each Company Employee who is not an employee of the Company as of the Execution Date (each, an “Available Employee”). During the Interim Period, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause each Available Employee to be employed by the Company rather than by other Affiliates of Seller. During the Interim Period, Purchaser shall have the right to conduct its normal employee screening procedures with respect to each Company Employee, including as to drug testing and work eligibility. Seller shall cause the Company, at Purchaser request, to terminate or otherwise remove from employment with the Company, and not transfer into the Company, any individual who fails to complete and satisfy such procedures prior to the Closing Date. Company Employees employed by the Company as of the Closing Date are referred to herein as “Continuing Employees”. Seller shall not, and shall not permit any of its Affiliates (other than the Company) to, at any time prior to Closing, directly or indirectly, offer or agree to employ or retain any Company Employee after the Closing or encourage any Company Employee not to become a Continuing Employee, except as otherwise requested by Purchaser as described above. In addition, Seller agrees that it shall not retain any Company Employee after the Closing (whether as employees, independent contractors, consultants or otherwise), and Seller or its Affiliates (other than the Company) shall be responsible for any required severance relating to any such Persons.

CORE/3000720.0073/238002067.12

(b) From the Closing Date until the first (1st) anniversary of the Closing Date (or, with respect to any Continuing Employee whose employment terminates prior to the first (1st) anniversary of the Closing Date, until such Continuing Employee’s date of termination), Purchaser shall, or shall cause one of its Affiliates to, provide the Continuing Employees (who continue to be so employed by the Company following the Closing Date) with (i) base salary or wage rate, as applicable (the “Base Compensation”) and target cash incentive compensation opportunities that, in the aggregate, are no less favorable than the Base Compensation and target cash incentive compensation opportunities provided to the Continuing Employees immediately prior to Closing, and (ii) retirement, health and welfare benefits no less favorable in the aggregate than those provided to similarly situated employees of the Purchaser under Purchaser’s and its Affiliates’ employee benefits and compensation plans from time to time.

(c) Purchaser shall, and shall cause its Affiliates to, credit Continuing Employees with all service credited to such Continuing Employees by the Seller or its Affiliates as of the Closing (including for purposes of eligibility, vesting, benefit accruals, and levels of benefits) under Purchaser’s and its Affiliates’ employee benefits and compensation plans and arrangements in which Continuing Employees are eligible to participate; provided, however, the Parties acknowledge and agree that Purchaser and its Affiliates do not maintain, and will not provide any service credit or other benefits with respect to, any retiree medical plan, defined benefit plan or pension plan; provided further, no service credit shall be given to the extent it would result in a duplication of benefits, nor shall this section require payment by Purchaser or its Affiliates of any benefit that is non-vested or forfeited by a Continuing Employee under a Company Plan as a result of the transactions contemplated herein.

(d) Purchaser shall, and shall cause its Affiliates to, take any and all actions as may be required, including amendments to the designated tax-qualified defined contribution retirement plan sponsored by Purchaser or its Affiliates (the “Purchaser Qualified Retirement Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in an amount equal to the full account balance distributed or distributable to such Continuing Employee from any Qualified Retirement Plan to the Purchaser Qualified Retirement Plan. Each Continuing Employee shall become a participant in the Purchaser Qualified Retirement Plan on the Closing Date (giving effect to the service crediting provisions of Section 5.6(c); it being agreed that there shall be no gap in participation in a tax-qualified retirement plan for Continuing Employees).

(e) Purchaser shall use commercially reasonable efforts to cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) under any Plan to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable similar or comparable Plan of Purchaser for the year in which Closing occurs.

(f) Seller and Purchaser shall take all actions necessary or appropriate so that, effective as of or as soon as administratively practicable following the Closing Date (i) the account balances (whether positive or negative) (the “Transferred FSA Balances”) under the applicable flexible spending accounts of the Company or its Affiliates (collectively, the “Company FSA Plans”) of the Continuing Employees who are participants in the Company FSA Plans shall be

CORE/3000720.0073/238002067.12

transferred to one or more comparable plans of Purchaser or its Affiliates (collectively, the “Purchaser FSA Plans”); (ii) the elections, contribution levels and coverage levels of such Continuing Employees shall apply under the Purchaser FSA Plans in the same manner as under the Company FSA Plans; and (iii) such Continuing Employees shall be reimbursed from the Purchaser FSA Plans for claims incurred at any time during the plan year of the Company FSA Plans in which the Closing Date occurs that are submitted to the Purchaser FSA Plans from and after the Closing Date on the same basis and the same terms and conditions as under the Company FSA Plans. As soon as practicable after the Closing Date, and in any event within ten (10) Business Days after the amount of the Transferred FSA Balances is determined, Seller shall pay Purchaser the net aggregate amount of the Transferred FSA Balances, if such amount is positive, and Purchaser shall pay Seller the net aggregate amount of the Transferred FSA Balances, if such amount is negative.

(g) Seller or its Affiliates (other than the Company) shall retain sole responsibility for (and Purchaser and its Affiliates shall have no Liability for) compliance with the requirements of Section 4980B of the Internal Revenue Code and part 6 of subtitle B of Title I of ERISA and the regulations thereunder (“COBRA”) with respect to any Company Employee who (i) experiences a qualifying event (within the meaning of COBRA) on or before the Closing Date, or (ii) does not commence employment with Purchaser or its Affiliates and experiences a qualifying event (within the meaning of COBRA) before, on or after the Closing Date.

(h) Seller or its Affiliates (other than the Company) shall remain responsible for all claims for health, accident, sickness and disability benefits that are accrued or deemed incurred on or prior to Closing Date by any Company Employees (including any Continuing Employees) or their eligible dependents. Purchaser shall be responsible for all such claims by Continuing Employees or their eligible dependents to the extent accrued or deemed incurred after the Closing Date. For purposes of this paragraph, (i) a claim for health benefits (including claims for medical, prescription drug and dental expenses) will be deemed to have been incurred on the date on which the actual medical service, treatment or material was rendered to or received by such employee or eligible dependent claiming such benefit, and (ii) a claim for any other benefits (such as claims for life insurance or disability benefits), will be deemed to have been incurred upon the occurrence of the event giving rise to such claim. Claims for workers’ compensation benefits for Company Employees (including any Continuing Employees) arising out of occurrences on or prior to Closing Date shall be the responsibility of the Seller. Claims for workers’ compensation benefits for Continuing Employees arising out of occurrences after the Closing Date shall be the responsibility of the Purchaser.

(i) As soon as reasonably practicable following the Closing Date, to the extent permitted under applicable Law, Seller shall, and shall cause its Affiliates to, transfer to Purchaser copies of the personnel files (including performance reviews and scores, and training completion records) of each such Continuing Employee.

(j) Purchaser shall have the right, in its sole discretion, to treat Continuing Employees as new hires for Form I‑9 purposes and require completion of new Forms I‑9 effective as of Closing or treat Continuing Employees as continuing employees and retain Seller’s Forms I‑9. Seller shall provide to Purchaser, no later than five (5) Business Days prior to Closing, copies of all Forms I‑9 for Company Employees (and, if applicable, E‑Verify case information and

CORE/3000720.0073/238002067.12

supporting documents required to be retained) and shall reasonably cooperate with Purchaser in conducting a compliance review. After the Closing Date, Seller shall, and shall cause its applicable Affiliates and representatives to, reasonably cooperate with Purchaser in connection with (i) the transition of employment authorization and sponsorship arrangements for any foreign national who is a Continuing Employee, and (ii) at Purchaser’s request and expense, responding to any Governmental Authority inquiry, audit, or investigation related to periods prior to Closing.

(k) Nothing contained in this Section 5.6 or elsewhere in this Agreement, express or implied, shall (i) confer upon any Company Employee or legal representative or beneficiary thereof any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits, (ii) constitute an amendment or modification of any Plan, (iii) interfere with or restrict the rights of Purchaser, the Company or their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the employment or services of any Company Employee or any other Person at any time after the Closing for any reason whatsoever, with or without cause, or (iv) alter or limit Purchaser’s or the Company’s or their Affiliates’ ability to amend, modify or terminate any particular benefit plan, program agreement or arrangement after Closing.

(l) Purchaser shall pay, when such payments become due, all amounts payable under the Retention Agreements. Seller or its Affiliates (other than the Company) shall pay, when such payments become due, all amounts payable under the Spire Transaction Bonus Award Letters. Within sixty (60) days following Closing, or such later time as is specifically set forth in the terms of the applicable Plan, Seller or its Affiliates (other than the Company) shall pay to the appropriate Company Employees (i) all amounts payable to or earned by such Company Employees for the period up to Closing for the fiscal year ended September 30, 2026 under the Spire Commercial Incentive Plan, the Spire Annual Incentive Plan (Non-Officer) or other similar cash incentive plan (collectively, the “AIP”), (ii) all amounts due or to become due to Company Employees under the AIP for fiscal years ending September 30, 2024, September 30, 2025 and any prior fiscal years, (iii) all amounts due or to become due to Company Employees under the Spire Equity Incentive Plan or other similar equity incentive plan and (iv) all other compensation, including wages, commissions, bonuses, fees, incentive, equity, deferred or long-term compensation, vested or non-vested, due or to become due to Company Employees to the extent relating to services provided prior to the Closing Date.

5.7 Exclusivity.

Until the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly, (a) solicit, initiate or induce the making, submission or announcement of, or knowingly encourage or facilitate, an Acquisition Proposal, (b) furnish to any Person (other than Purchaser and its Representatives) any information relating to the sale of the Company, or afford to any Person (other than the Purchaser and its Representatives) access to the personnel, business, properties, assets, books, records or other non-public information of the Company, in any such case with the intent to induce the making, submission or announcement of an Acquisition Proposal, (c) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or (d) enter into any Contract relating to an Acquisition Proposal. Seller and its Affiliates shall, and shall cause

CORE/3000720.0073/238002067.12

its Representatives to immediately (x) cease and cause to be terminated any existing discussions or negotiations with any Person (other than the Purchaser and its Representatives) conducted heretofore with respect to any Acquisition Proposal and (y) terminate access to any data room for any such Person and its Representatives.

5.8 Supplement to the Company Disclosure Schedule.

Seller shall have the continuing right until five (5) Business Days prior to Closing to supplement or amend the Company Disclosure Schedule with respect to any matter arising or occurring after the Execution Date, which, if existing or known at, or occurring at or prior to, the Execution Date, would have been required to be set forth or described in the Company Disclosure Schedule (each a “Schedule Supplement”). Except with respect to (a) additions to Schedule 3.16(a) of the Company Disclosure Schedule for Material Contracts entered into after the Execution Date and prior to Closing consistent with Section 5.1 and (b) other supplements or amendments to the Company Disclosure Schedule to reflect actions taken with the prior written consent of Purchaser, any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2(a) have been satisfied.

5.9 Intercompany Agreements.

Except as set forth on Schedule 5.9, and except for this Agreement and any other Transaction Documents, Seller shall, and shall cause its Affiliates to, cause all Contracts between or among (a) the Company and (b) Seller or any of its Affiliates (other than the Company) to be settled and terminated effective before or at the Closing, without the transfer of any non-cash assets from the Company and without further liability or obligation (contingent or otherwise) of any party thereunder. The Seller shall deliver to the Purchaser at or prior to the Closing reasonable supporting documentation evidencing the termination, elimination, and settlement of all such intercompany accounts.

5.10 Replacement of Guarantees.

(a) On the Closing Date, for purposes of assisting Purchaser in complying with its obligations under this Section 5.10, Seller shall deliver to Purchaser an updated version of Schedule 3.16(a)(ii)(A) (Seller Credit Support Arrangements). From the date hereof until no Seller Credit Support Arrangements remain outstanding, Purchaser shall use reasonable best efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing, valid and binding written releases of Seller and its Affiliates (other than the Company), as applicable, from any Liability, whether arising before, on or after the Closing Date, under any letters of credit, guarantees, financial assurances, surety bonds, performance bonds and other contractual obligations that support the Company or any of its Subsidiaries or that support the Business (in each case, to the extent providing support thereto) (collectively, the “Seller Credit Support Arrangements”) provided to any Person in effect as of the Closing to the extent such Liability is related to obligations of the Company, including by providing substitute guarantees with terms that are at least as favorable to the counterparty as the terms of the applicable Seller Credit Support Arrangements and by furnishing letters of credit, instituting escrow arrangements,

CORE/3000720.0073/238002067.12

posting surety or performance bonds or making other arrangements as the counterparty may reasonably request. Notwithstanding the foregoing, if any Seller Credit Support Arrangement release is not obtained by Closing, Purchaser must continue using reasonable best efforts following the Closing Date to obtain such release.

(b) Notwithstanding anything to the contrary herein, Purchaser and Seller acknowledge and agree that at any time on or after the date that is ninety (90) days after the Closing Date, Seller and its Affiliates may, in their sole discretion, take any action to terminate, obtain release of or otherwise limit their Liability under any and all outstanding Seller Credit Support Arrangements provided to any Person.

(c) If any Credit Support Arrangement is not so replaced or assumed effective by the ninetieth (90th) day after Closing, Purchaser is prohibited from entering into any transactions thereafter that increase the maximum exposure of Seller and its Affiliates under any outstanding Credit Support Arrangement unless Purchaser either (i) provides cash collateral to Seller equal to the maximum potential exposure, or (ii) obtains a bank letter of credit in favor of Seller for such amounts.

(d) Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates for any Losses arising after Closing based upon or arising from any Seller Credit Support Arrangements provided to any Person (by Seller or one of its Affiliates) to the extent such Losses are related to obligations of the Company, except to the extent any such Losses arise from facts or circumstances that constitute a breach of Seller’s representations and warranties or covenants hereunder.

(e) Prior to the ninetieth (90th) day after Closing, Seller shall not, and shall cause its Affiliates not to, cancel or otherwise effect any amendments or modifications or any other changes to any Seller Credit Support Arrangement that could increase, extend or accelerate the Liability of Purchaser or any of its Affiliates under such Seller Credit Support Arrangement without Purchaser’s prior written consent.

5.11 Financial Hedging Contracts.

The Parties intend for all of the Financial Hedging Contracts listed in Schedule 3.15(a)(ii)(B) to remain with the Company, unaffected by the Transactions described in this Agreement.

5.12 Assignment of Assets.

Except to the extent set forth on Schedule 5.12-1, to the extent Seller or any of its Affiliates (other than the Company) owns, leases or otherwise holds any assets, properties or rights of any kind (a) primarily used or held for use in connection with the Business (including any IT Assets, Data or other information) or (b) set forth on Schedule 5.12-2, Seller shall, and shall cause its Affiliates to, assign, transfer and convey all of such assets, properties and rights to the Company prior to Closing and assume all Liabilities thereunder or with respect thereto or in connection therewith. If any of the foregoing is not so assigned, transferred and conveyed prior to Closing, Seller shall, and shall cause its Affiliates to, after receiving Purchaser’s consent, assign, transfer and convey such assets, properties or rights to the Company promptly after Closing.

CORE/3000720.0073/238002067.12

5.13 Non-Competition; Non-Solicitation.

(a) Subject to Section 5.13(d), for a period of four years after the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and customers, suppliers or service providers of the Company.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or through any other Person, hire or solicit to hire any Company Employee, or directly and expressly encourage any such employee to leave such employment, or hire any such employee who has left such employment; provided, however, that nothing in this Section 5.13(b) shall prevent Seller or any of its Affiliates from conducting a general solicitation, advertisement or search firm engagement that, in each case, is not specifically directed at any such individuals.

(c) Subject to Section 5.13(d), during the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company or potential clients or customers of the Company for purposes of diverting their business or services from the Company with respect to the Business.

(d) Notwithstanding the foregoing, nothing in this Agreement shall prevent, prohibit or otherwise interfere with Seller and its Affiliates (i) owning and operating natural gas utilities, natural gas pipelines or natural gas storage facilities, (ii) owning and operating the businesses of Spire Inc. and its Affiliates (other than the Company) in the manner operated as of the Execution Date, (iii) entering into, amending, modifying or otherwise taking any action with respect to any Contract between the Company or its Affiliates and the Seller or its Affiliates, (iv) owning securities of any Person traded on any national securities exchange if Seller and its Affiliates do not own 5% or more of any class of securities of such Person, (v) engaging in general gas utility business including, without limitation, any (A) utility off system sales and (B) capacity release, or (vi) pursuing or consummating any direct or indirect acquisition (whether through acquisition of securities or assets, or through a merger, reorganization or similar transaction) by Seller or its Affiliates of any Person or business engaging in the Business if the portion of the Person or business so acquired that is engaging in the Business is Incidental. For purposes of this Section 5.13, “Incidental” means that both (i) the EBITDA of the portion of the acquired Person or business that engages in the Business (such portion that engages in the Business, the “Incidental Business”), for the most recent completed fiscal year immediately preceding such acquisition, represents less than ten percent (10%) of the EBITDA of the overall Person or overall business acquired in the aggregate for such period and (ii) the net income (calculated in accordance with GAAP) of the Incidental Business, for the most recent completed fiscal year immediately preceding such acquisition, represents less than ten percent (10%) of the net income (calculated in accordance with GAAP) of the overall Person or overall business acquired in the aggregate for such period.

CORE/3000720.0073/238002067.12

(e) If Seller or any of its Affiliates consummates an acquisition described in Section 5.13(d)(vi) during the Restricted Period, Seller shall provide prompt written notice thereof to Purchaser. Purchaser shall have the exclusive right to conduct typical due diligence regarding material matters with respect to, and make a first offer to purchase, the Incidental Business for a period of ninety (90) days following receipt of such notice; provided, that (i) Purchaser shall not have any rights to trade secrets, proprietary formulas, customer pricing data, or other competitively sensitive materials, except as appropriately restricted through a typical “clean team” arrangement; (ii) such diligence shall be conducted upon reasonable terms established by Seller so as to reasonably limit disruption to Seller and its Affiliates, including the Incidental Business; and (iii) all communications to Seller shall be made through a liaison designated by Seller and Purchaser shall not contact any employees, customers, or suppliers of the Seller and its Affiliates (including the Incidental Business) with respect to the potential acquisition contemplated by this Section 5.13(e) without the Seller’s prior written consent. Information disclosed pursuant to this Section 5.13(e) that would constitute “Confidential Information” under the Confidentiality Agreement, mutatis mutandis, shall be subject to the terms applicable to “Confidential Information” under the Confidentiality Agreement, mutatis mutandis. If, at the end of such 90-day period, Purchaser has not made an offer, or Seller has not accepted Purchaser’s offer, (i) Seller shall promptly commence and diligently pursue a process to fully divest of the Incidental Business, and (ii) Seller shall complete such divesture no later than the second anniversary of the date on which the Incidental Business was acquired. Seller shall invite Purchaser to participate, and shall reasonably include Purchaser in any such sales process, whether or not Purchaser makes an offer during the 90-day period described above. During such two-year period, Seller or its Affiliates may operate the Incidental Business in the ordinary course in substantially the same manner it was operated immediately prior to such acquisition subject to reasonable changes in response to reasonably unforeseen circumstances, until such divesture is complete, but shall not materially expand, or seek to materially expand, such Incidental Business prior to such divesture.

(f) Seller acknowledges that the restrictions contained in this Section 5.13 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.13 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly authorized and empowered to reform such covenant, and such covenant shall be deemed reformed, to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.13 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.14 Receipt of Funds.

From and after the Closing, if any Party or any of its Affiliates receives or collects any funds that belong to the other Party or its Affiliates, such Party shall, and shall cause its Affiliates to, remit such funds to the other Party as soon as reasonably practicable after its receipt thereof.

CORE/3000720.0073/238002067.12

5.15 Data Room.

Seller shall keep the Data Room open and accessible to Purchaser and its Representatives through the Closing Date. Within ten (10) days following the Closing Date, Seller shall deliver to Purchaser an electronic copy of the Data Room (as it existed as of the Closing Date) in a format reasonably agreed upon by the Parties.

5.16 Books and Records.

Seller shall use its commercially reasonable efforts to deliver or cause to be delivered to Purchaser, at Purchaser’s expense, all books and records of the Company in the possession or control of Seller or any of its Affiliates, in appropriate format, as promptly as practicable after the Closing; provided that, Seller shall be entitled to retain a copy thereof, subject to the confidentiality provisions set forth in this Agreement.

5.17 Use of Name.

Purchaser acknowledges and agrees that (a) the Company shall not have any right, title or interest in or to the names “Spire,” “Laclede,” or any service marks, trademarks, trade names, identifying symbols, logos (including, for the avoidance of doubt, the logo of Seller and its Affiliates described on Schedule 5.17), emblems, signs or insignia related thereto or containing or comprising the foregoing, including any derivations, modifications or alterations thereof, or any word, name or mark confusingly similar thereto (collectively, the “Seller Marks”), and (b) the Company shall not have any right to use the Seller Marks after the Closing Date. Immediately after the Closing, except to the extent provided in the Transition Services Agreement, Purchaser shall cause the Company to cease to hold itself out as having any affiliation with Seller or any of its Affiliates. In furtherance thereof, as promptly as practicable but in no event later than ninety (90) days after the Closing Date, Purchaser shall cause the Company to remove, strike over or otherwise obliterate all Seller Marks from all properties and assets of the Company, including all vehicles, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, software, websites, technical guidelines, standards and procedures and other materials.

5.18 Insurance.

(a) From and after the Closing, subject to Section 5.18(b), Purchaser shall not, and shall cause the Company not to, assert any right, title or interest in, to or under any insurance policies of Seller or its Affiliates (other than those under which the Company is the sole insured) or rights to proceeds thereof in effect on or prior to the Closing Date relating to the Company. In furtherance thereof, subject to Section 5.18(a), Purchaser, on behalf of itself and the Company, hereby waives any and all right, title and interest in, to or under any insurance policies of Seller or its Affiliates (other than those under which the Company is the sole insured).

(b) Until the Closing, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to maintain or cause to be maintained in full force and effect all insurance policies and insurance arrangements, including with any Captive, in effect as of the Execution Date, including maintaining the Company as an insured or additional insured, as applicable. During the Interim Period, Seller shall, and shall cause the Company to, (i) make and

CORE/3000720.0073/238002067.12

prosecute claims against its applicable insurance policies or carriers, including any Captive, in the ordinary course of business with respect to any loss, Liability, damage, destruction or casualty affecting the Company, the Business or any property or assets of the Company, that occurs before or during the Interim Period (“Pre-Closing Occurrences”) and (ii) use any proceeds received before Closing under such insurance policies that relate to property damage to repair or replace damaged property or assets; provided, if repair or replacement cannot reasonably be completed prior to the Closing, or if the claim is of a type other than property damage, such insurance proceeds shall be held for the benefit of the Company (net of any out-of-pocket expenses incurred by Seller or its Affiliates in connection therewith). From and after the Closing, Seller shall, and shall cause its Affiliates to, continue to use commercially reasonable efforts to (x) make and prosecute such claims on behalf of the Company against its applicable insurance policies or carriers, including any Captive, in the ordinary course of business with respect to any such Pre-Closing Occurrences and (y) promptly remit to the Company any proceeds received under such policy with respect thereto, net of any out-of-pocket expenses incurred by Seller or its Affiliates in connection therewith.

5.19 D&O Indemnification and Exculpation.

(a) Purchaser agrees that all rights of the individuals who on or prior to the Closing Date were managers, directors, officers or employees of the Company (collectively, the “Indemnitees”) to indemnification and exculpation from Liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the Organizational Documents of the Company as now in effect shall survive the Closing Date and shall continue in full force and effect in accordance with their terms until the sixth anniversary of the Closing Date. Such rights shall not be amended or otherwise modified at any time prior to the sixth anniversary of the Closing Date in any manner that would adversely affect the rights of the Indemnitees, unless such modification is required by Law.

(b) In the event any claim for indemnification is asserted or made by an Indemnitee, any determination required to be made with respect to whether such Indemnitee’s conduct complies with the standards set forth under applicable Law, the Organizational Documents or any indemnification agreements or arrangements of the Company, as the case may be, shall be made by independent legal counsel selected by such Indemnitee.

(c) The provisions of this Section 5.19: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her legal representatives; and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have by Contract or otherwise.

(d) If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser shall assume all of the obligations thereof set forth in this Section 5.19.

CORE/3000720.0073/238002067.12

(e) The obligations of Purchaser under this Section 5.19 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.19 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.19 applies are intended third party beneficiaries of this Section 5.19).

5.20 Representation and Warranty Insurance.

Purchaser has obtained a binder for a representation and warranty indemnity insurance policy to be issued, subject to standard requirements, on or after the Closing Date (the “R&W Policy”). All fees, costs and expenses arising out of, related to, or incurred in connection with the R&W Policy have been and shall be borne by Purchaser. The R&W Policy shall at all times provide that the insurer thereunder: (a) waives and agrees not to pursue, directly or indirectly, any subrogation rights against Seller or any of its Affiliates, except for a claim or action for Intentional Fraud, and (b) agrees that none of Purchaser or any of its Affiliates will have any obligation to pursue any claim against Seller or any of its Affiliates. The absence of coverage under the R&W Policy, for any reason, including due to exclusions from coverage thereunder or the failure of the R&W Policy to be in full force and effect for any reason, will not expand, alter, change or otherwise affect Seller’s liability under this Agreement. Purchaser shall not amend, repeal or modify any provision of the R&W Policy in a manner that adversely impacts Seller without Seller’s prior written consent.

5.21 Distributions.

Notwithstanding anything in this Agreement (including, for the avoidance of doubt, the Company Disclosure Schedule or Schedules) to the contrary, Seller shall have the right to cause the Company to pay cash dividends, and/or make cash distributions to Seller and the Company or any of their Affiliates at any time prior to Closing.

5.22 Privileged Matters.

From and after the Closing, the Parties intend to have a joint defense privilege with respect to the Oklahoma AG Litigation. Therefore, from and after the Closing, solely with respect to the Oklahoma AG Litigation, each Party shall keep confidential, shall not disclose, and shall cause its Affiliates not to disclose, without the other Party’s prior written consent, any communications, documents or other information, or the contents of any of the foregoing, that, if disclosed, would cause a waiver of any privilege that could be asserted under Law (in effect on or after the Closing Date) with respect to the Company.

5.23 Further Assurances.

Following the Closing, each Party shall, and shall cause its respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required or requested by the other Party to carry out the provisions of this Agreement and the other Transaction Documents and to give effect to the Transactions.

CORE/3000720.0073/238002067.12

Article 6
CONDITIONS TO CLOSING

6.1 Conditions to Obligations of Each Party.

The obligation of each Party to effect the Closing shall be subject to the satisfaction, or waiver by each Party, of the following conditions precedent:

(a) no Order or other Law shall have been issued and remain in effect to prohibit or restrain the consummation of the Transactions, and no proceeding brought by any Governmental Authority shall be pending before any court or other Governmental Authority of competent jurisdiction seeking such an Order; and

(b) the filings of Purchaser and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

6.2 Conditions to Obligations of Purchaser.

The obligation of Purchaser to effect the Closing shall be subject to the satisfaction, or waiver by Purchaser, of the following conditions precedent:

(a) (i) without regard to any Qualification therein, other than the Seller Fundamental Representations, the representations and warranties made by Seller in Article 3 hereof shall be true and correct in all respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 6.2(a) shall be deemed to not have been satisfied only if the failure of any such representations and warranties to be true and correct has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Seller Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date);

(b) Seller shall have performed, in all material respects, its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing;

(c) From the Execution Date, there shall not have occurred and be continuing, any Material Adverse Effect;

(d) Seller shall have caused the Conversion to occur in accordance with the terms of this Agreement; and

(e) Purchaser shall have received all deliveries pursuant to Section 2.4(b).

CORE/3000720.0073/238002067.12

6.3 Conditions to Obligations of Seller.

The obligations of Seller to effect the Closing shall be subject to the satisfaction, or waiver by Seller, of the following conditions precedent:

(a) (i) without regard to any Qualification therein, other than the Purchaser Fundamental Representations, the representations and warranties made by Purchaser in Article 4 hereof shall be true and correct in all respects, on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date); provided, that the condition set forth in this Section 6.3(a) shall be deemed to not have been satisfied only if the failure of any such representations and warranties to be true and correct has had, or would reasonably be expected to have, a material adverse effect on Purchaser’s ability to consummate the Transactions and (ii) the Purchaser Fundamental Representations shall be true and correct in all but de minimis respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date (except to the extent such representations and warranties are expressly made as of an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date);

(b) Purchaser shall have performed, in all material respects, its covenants, agreements and obligations contained in this Agreement required to be performed by it at or before the Closing; and

(c) Seller shall have received all deliveries pursuant to Section 2.4(c), including all payments required to have been made as described therein.

Article 7
INDEMNIFICATION

7.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) None of the representations, warranties, covenants or other agreements contained in this Agreement shall survive the Closing except that Seller Fundamental Representations and the Purchaser Fundamental Representations shall survive until six (6) years after the Closing Date and Sections 2.5, 2.6, 2.7, 5.4(b), 5.5, 5.6, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.22, 5.23, this Article 7, Article 1, and Article 9 shall remain in full force and effect following the Closing for the applicable statute of limitations (plus sixty (60) days to the extent relating to Taxes), unless otherwise terminated by their express terms (in each case, the time period set forth in this Section 7.1(a) is referred to as the “Survival Period”). After the Closing, there shall be no liability or obligation on the part of any Party hereto to any other Party, and no Party shall bring any claim of any nature against any other Party in any manner related to this Agreement, any Transaction Documents or the Transactions contemplated hereby or thereby, other than for the breach of the agreements or covenants of the Parties contained in the Transition Services Agreement or in Sections 2.5, 2.6, 2.7, 5.4(b), 5.5, 5.6, 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.22, 5.23, this Article 7, Article 1, and Article 9 of this Agreement

CORE/3000720.0073/238002067.12

and any claims or Liabilities arising therefrom, or under any Contracts between or among Seller or its Affiliates and Purchaser or its Affiliates.

(b) No Claim for indemnification under this Agreement shall be effective unless a Claim Notice has been delivered to the Indemnifying Party prior to the expiration of the applicable Survival Period. Notwithstanding the foregoing, (i) if a Claim Notice has been given prior to the expiration of the applicable Survival Period, then the relevant representation or warranty shall survive, solely as to any Claims asserted in such Claim Notice, until such Claim has been finally resolved and (ii) claims based on Intentional Fraud shall survive indefinitely.

7.2 Indemnification.

(a) Indemnification by Seller. Subject to the limitations set forth in this Article 7, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates, directors, officers, employees, consultants and permitted assigns (collectively, the “Purchaser Indemnified Parties”), to the fullest extent permitted by Law, from and against any and all Losses asserted against, imposed upon, or incurred by any Purchaser Indemnified Parties arising out of or resulting from:

(i) the failure of any of the Seller Fundamental Representations contained in Article 3 to be true and correct as of the Closing Date (as if made on such date), except to the extent such representations and warranties are expressly made as of an earlier date (in which case, the failure to be true and correct as of such earlier date);

(ii) any breach of, or failure to perform, any of the covenants or other agreements to be performed by Seller under this Agreement;

(iii) the Oklahoma AG Litigation;

(iv) any claim, demand or Action asserted or instituted by Seller, any of Seller’s Affiliates or Representatives or any third party against any Purchaser Released Party, based upon any matter purported to be released in favor of such Purchaser Released Party pursuant to Section 7.8;

(v) Seller Taxes (without duplication of any such Taxes included as a current liability in the calculation of Final Working Capital).

(b) Indemnification by Purchaser. Subject to the limitations set forth in this Article 7, from and after the Closing, Purchaser will indemnify, defend and hold harmless Seller and its Affiliates, directors, officers, employees, consultants and permitted assigns (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties” and each, an “Indemnified Party”), to the fullest extent permitted by Law, from and against any and all Losses asserted against, imposed upon, or incurred by any Seller Indemnified Parties arising out of or resulting from:

(i) the failure of any of the Purchaser Fundamental Representations contained in Article 4 to be true and correct as of the Closing Date (as if made on such

CORE/3000720.0073/238002067.12

date), except to the extent such representations and warranties are expressly made as of an earlier date (in which case the failure to be true and correct as of such earlier date);

(ii) any breach of, or failure to perform, any of the covenants or other agreements to be performed by Purchaser set forth in this Agreement;

(iii) any claim, demand or Action asserted or instituted by Purchaser, any of Purchaser’s Affiliates or Representatives or any third party against any Seller Released Party, based upon any matter purported to be released in favor of such Seller Released Party pursuant to Section 7.8; and

(iv) any Third Party Claim based upon any act, conduct, event or omission occurring or condition first arising in respect of the assets, properties, Liabilities, activities, ownership or operations of the Business or the Company after the Closing.

7.3 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary contained in this Agreement:

(i) Purchaser shall not be entitled to indemnification under Section 7.2(a)(i) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.2(a)(i) and Section 7.2(a)(v) exceeds $21,500,000 (the “R&W Coverage Limit”), and then only to the extent that such aggregate amount exceeds the R&W Coverage Limit; and

(ii) the maximum aggregate amount of indemnifiable Losses under Section 7.2(a)(i) and Section 7.2(a)(v) that may be recovered from Seller, after applying the provisions of Section 7.3(a)(i), shall not exceed an amount equal to $193,500,000 (the “Claim Cap”); provided that the Claim Cap shall not apply to any Claim with respect to Intentional Fraud.

(b) Notwithstanding anything to the contrary contained in this Agreement, neither Party shall, in any event, be liable to any other Person, either in contract or in tort, for any unforeseeable consequential damages or punitive damages of such other Person, other than to the extent claimed or imposed as part of any Third Party Claim, and except for Claims based on Intentional Fraud. Notwithstanding anything to the contrary contained in this Agreement, (a) no Representative or Affiliate of Seller (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Seller) shall have any liability to Purchaser or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement or in any certificate delivered by Seller pursuant to Section 2.4(b), and (b) no Representative or Affiliate of Purchaser (nor any Representative of any such Affiliate or any Person directly or indirectly owning any interest in Purchaser) shall have any liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant or agreement of Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to Section 2.4(c).

(c) Payments by an Indemnifying Party pursuant to this Article 7 in respect of any Losses shall be limited to the amount of any liability or damage that remains after deducting

CORE/3000720.0073/238002067.12

therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Claim net of any costs and expenses incurred by the Indemnified Party in connection therewith. The Indemnified Party shall use its commercially reasonable efforts to recover under all applicable insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement. In particular, with respect to indemnifiable Losses under Section 7.2(a)(v), the Purchaser Indemnified Parties shall first be obligated to use reasonable best efforts to pursue recovery under the R&W Policy until the insurer under the R&W Policy provides its coverage determination letter. After Purchaser’s receipt of such coverage determination letter, to the extent coverage for such indemnifiable Losses under the R&W Policy is not available for any reason (including because the policy limits are exhausted, the claim is subject to an exclusion limitation, the claim is denied, or because the Retention has not been satisfied), the Purchaser Indemnified Parties shall have the right to pursue Seller for such indemnifiable Losses, subject to the other provisions of this Article 7; provided that Purchaser shall have no obligation to make any claim under the R&W Policy once the claims period under the R&W Policy has expired or Purchaser has recovered for Losses under the R&W Policy up to the coverage limitation thereunder. Any claim made under the R&W Policy shall be deemed to have been validly made against Seller and such claim shall survive indefinitely.

(d) Nothing in this Agreement shall in any way limit recourse against any Person in respect of Intentional Fraud.

(e) The Oklahoma AG Litigation is a Third-Party Claim under Section 7.4(b) for which Purchaser is entitled to indemnification under Section 7.2(a)(iii), subject to the remaining terms of this Section 7.3(e). The Parties acknowledge that, prior to Closing, Seller or its Affiliates controlled the defense of the Oklahoma AG Litigation. From and after Closing, Seller or its Affiliates (other than the Company) shall continue to control the defense of the Oklahoma AG Litigation, subject to Section 5.22 (Privileged Matters) and Section 7.4(b), and shall use reasonable commercial efforts to minimize Losses in connection therewith. Seller shall not settle the Oklahoma AG Litigation without Purchaser’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned. Subject to Seller’s compliance with the foregoing, (i) Purchaser shall pay or reimburse Seller for the reasonable fees and expenses of legal counsel and the costs of settlement with respect to the Oklahoma AG Litigation, in an aggregate amount not to exceed $3,000,000 (the “Litigation Deductible”), and (ii) Purchaser shall not be entitled to indemnification under Section 7.2(a)(iii) until the aggregate dollar amount of all Losses that would otherwise be indemnifiable pursuant to Section 7.2(a)(iii) exceeds the Litigation Deductible, and then only to the extent that such aggregate amount exceeds the Litigation Deductible.

7.4 Indemnification Procedures.

(a) As soon as reasonably practicable after an Indemnified Party has actual knowledge of any Claim that it has under Section 7.2(a) or Section 7.2(b) that could reasonably be expected to result in Losses for which indemnification is available hereunder (an “Indemnification Claim”), the Indemnified Party shall give written notice thereof (a “Claim Notice”) to the Indemnifying Party. A Claim Notice must describe the Indemnification Claim in reasonable detail, and indicate the amount (estimated in good faith, as necessary and to the extent feasible) of the Losses that have been or may be suffered by the applicable Indemnified Party. No

CORE/3000720.0073/238002067.12

delay in or failure to give a Claim Notice pursuant to this Section 7.4(a) will adversely affect any of the rights or remedies that the Indemnified Party has under this Agreement, or alter or relieve an Indemnifying Party of its obligation to indemnify the applicable Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall respond to the Indemnified Party (a “Claim Response”) within twenty (20) days (the “Response Period”) after the date that the Claim Notice is sent by the Indemnified Party. Any Claim Response must specify whether or not the Indemnifying Party disputes the Indemnification Claim described in the Claim Notice. If the Indemnifying Party fails to give a Claim Response within the Response Period, the Indemnifying Party will be deemed to dispute the Indemnification Claim described in the related Claim Notice. If the Indemnifying Party elects not to dispute an Indemnification Claim described in a Claim Notice, then the Losses alleged in such Claim Notice will be conclusively deemed to be an obligation of the Indemnifying Party, subject to the limitation set forth in this Article 7. If the Indemnifying Party elects or is deemed to dispute an Indemnification Claim described in a Claim Notice, then the Indemnified Party may resort to other legal remedies subject to the limitations set forth in this Article 7 (including by seeking to enforce the Indemnification Claim).

(b) The obligations of an Indemnifying Party under this Article 7 with respect to Losses arising from claims of any third party with respect to which an Indemnified Party is entitled to indemnification pursuant to this Article 7 (“Third Party Claims”) shall be governed by the terms and conditions set forth in this Section 7.4(b). The Indemnifying Party shall be entitled to assume and control the defense of a Third Party Claim at its expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives written notice of its intention to do so to the Indemnified Party within twenty (20) days after the receipt of the Claim Notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not be entitled to control, and the Indemnified Party will be entitled to have control over, subject to the other terms of this Agreement, the defense of any Third Party Claim (and the cost thereof and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if (i) the Indemnifying Party shall at any time fail to reasonably conduct the defense of the Third Party Claim, (ii) the Third Party Claim involves a criminal proceeding, action, indictment, allegation or investigation, (iii) the Third Party Claim includes any claims primarily seeking equitable relief, (iv) in the event Seller is the Indemnifying Party, the Third Party Claim is asserted directly by or on behalf of a Person that is a material supplier, customer or vendor of the Company or (v) there is a conflict of interest that makes it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party; provided, further, that the Indemnified Party is hereby authorized (upon reasonable prior written notice to the Indemnifying Party), and at the cost and expense of the Indemnifying Party, prior to the Indemnifying Party’s delivery of a written election to the Indemnified Party of its agreement to defend any Third Party Claim, to file any motion, answer or other pleading that it shall reasonably deem necessary to protect its interests or those of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of a Third Party Claim pursuant to, and in accordance with, the immediately preceding sentence, (A) the Indemnified Party may participate in such defense with counsel of its own choosing, at its own expense, and (B) the Indemnifying Party shall conduct the defense of the Third Party Claim reasonably and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party at the Indemnifying Party’s expense, all witnesses and pertinent records, materials and information in the Indemnified Party’s possession or under

CORE/3000720.0073/238002067.12

the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses and pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.

(c) No Third Party Claim may be settled by any Indemnified Party without the prior written consent of the Indemnifying Party. The Indemnifying Party may settle any Third Party Claim without the consent of the Indemnified Party unless (i) the remedy proposed in the settlement is not a monetary remedy or (ii) the settlement does not involve a full release, in which case, the consent of the Indemnified Party shall not be unreasonably delayed, withheld or conditioned.

7.5 Adjustment to Purchase Price.

All indemnification payments paid pursuant to this Article 7 shall, to the maximum extent permitted by Law, be treated as an adjustment to the Purchase Price for U.S. federal and applicable state and local income Tax purposes.

7.6 Investigation or Review.

Notwithstanding anything to the contrary in this Agreement, the representations, warranties, covenants and agreements of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation or review made or conducted by or on behalf of, or by reason of any information furnished to, the Indemnified Party or its Affiliates or its or their Representatives, whether before or after the Execution Date or the Closing Date, or by reason of the fact that the Indemnified Party or its Affiliates or its or their Representatives knew or should have known, at any time (whether before or after the Execution Date or the Closing Date), that any such representation or warranty was or might be inaccurate, or that any such covenant or agreement has not been or might not have been complied with.

7.7 Sole Remedies.

After the Closing, the remedies provided in this Article 7 and Section 9.18 shall constitute the exclusive remedies of the Parties at law or in equity for any breach of this Agreement, including any breach of a representation, warranty, covenant, or agreement contained in this Agreement, and the Parties waive any other remedy (whether under any theory of contract, tort or otherwise or whether at law or in equity) which they or any other Person may have with respect to any breach of this Agreement, including any breach of a representation, warranty, covenant, or agreement contained in this Agreement. Notwithstanding anything contained in this Agreement to the contrary, Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article 3 (as modified by the Schedules, as the same may be supplemented or amended pursuant to Section 5.8), neither Seller nor any other Person is making any express or implied representation or warranty with respect to Seller, the

CORE/3000720.0073/238002067.12

Company, the Business or the Transactions, and Seller disclaims any representations or warranties, whether made by Seller, the Company, or any Affiliate of Seller or any of their respective Representatives. Purchaser specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges and agrees that Seller has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person. Purchaser, on behalf of itself and its Affiliates, acknowledges that it has conducted to its satisfaction, its own independent investigation of the Company and its properties and assets and the Business and, in making its determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties set forth in this Agreement.

7.8 Release.

(a) Effective as of the Closing, except for any rights or obligations under this Agreement, the other Transaction Documents or any Contracts between or among Seller or its Affiliates and Purchaser or its Affiliates, Purchaser hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, Seller and its Affiliates (excluding the Company and its Subsidiaries), and the respective current and former partners, members, managers, stockholders, shareholders, directors, officers, employees, agents, Representatives, successors and permitted assigns of each of the foregoing (collectively, the “Seller Released Parties” and, individually, each a “Seller Released Party”), from, against and with respect to any Liabilities or Actions incurred by Purchaser, its Affiliates and their respective directors, managers, officers, stockholders, members, partners, employees, agents, permitted successors and permitted assigns may have against any Seller Released Party based upon, arising out of, resulting from, or attributable to the Company or the Business occurring or arising prior to the Closing Date.

(b) Effective as of the Closing, except for any rights or obligations under this Agreement, the other Transaction Documents or any Contracts between or among Seller or its Affiliates and Purchaser or its Affiliates, Seller hereby fully releases, remises, acquits and discharges forever, irrevocably and unconditionally, Purchaser and its Affiliates (including the Company and its Subsidiaries), and the respective current and former partners, members, managers, stockholders, shareholders, directors, officers, employees, agents, Representatives, successors and permitted assigns of each of the foregoing (collectively, the “Purchaser Released Parties” and, individually, each a “Purchaser Released Party”), from, against and with respect to any Liabilities or Actions incurred by Seller, its Affiliates and their respective directors, managers, officers, stockholders, members, partners, employees, agents, permitted successors and permitted assigns may have against any Purchaser Released Party based upon, arising out of, resulting from, or attributable to the Company or the Business occurring or arising prior to the Closing Date.

(c) Notwithstanding the foregoing, nothing contained in this Section 7.8 shall release, waive, remise, acquit, discharge or otherwise affect the rights or obligations of any Person under (i) this Agreement or the other Transaction Documents, (ii) any representations or warranties insurance policy obtained by Purchaser or its Affiliates, (iii) resulting from Intentional Fraud, or (iv) any Contracts between or among Seller or its Affiliates and Purchaser or its Affiliates that are unrelated to the Transactions (including any existing commercial arrangements in effect prior to the Closing Date).

CORE/3000720.0073/238002067.12

7.9 R&W Policy.

Notwithstanding anything to the contrary in this Agreement: (a) neither Seller nor any of its Affiliates shall be entitled to any proceeds from the R&W Policy; and (b) any limits on indemnification in this Article 7 shall not limit Purchaser’s rights under the R&W Policy.

Article 8
TERMINATION

8.1 Termination.

Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(a) by written consent of Seller and Purchaser;

(b) by either Seller or Purchaser if the Closing shall not have occurred on or prior to July 1, 2026 (as such date may be extended pursuant to this Section 8.1(b), the “Outside Date”); provided that, if on the Outside Date all of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived, other than (i) conditions to be satisfied on the Closing Date as provided herein and (ii) the condition set forth in Section 6.1(b), then either Seller or Purchaser shall have the right, by written notice to the other, to extend the Outside Date until October 1, 2026; provided, further, that a Party shall not have the right to terminate this Agreement under this Section 8.1(b) if the failure to consummate the Closing by the Outside Date is due to the failure of such Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;

(c) by either Purchaser or Seller if any court of competent jurisdiction or other competent Governmental Authority shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order or other action shall have become final and non-appealable;

(d) by Purchaser, if the representations or warranties of Seller contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(a) or if Seller has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.2(b), and such inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given by Purchaser to Seller; provided, however, that Purchaser shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if any of Purchaser’s representations or warranties contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(a) or if Purchaser has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.3(b); or

(e) by Seller, if the representations or warranties of Purchaser contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.3(a) or if Purchaser has failed to discharge and fulfill

CORE/3000720.0073/238002067.12

its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.3(b), and such inaccuracy or failure has not been, or cannot be, cured within thirty (30) days after written notice of such failure, inaccuracy or untruth has been given by Seller to Purchaser; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if any of Seller’s representations or warranties contained in this Agreement are inaccurate or untrue to the extent that such inaccuracy or untruth would cause the failure of the condition set forth in Section 6.2(a) or if Seller has failed to discharge and fulfill its covenants or agreements contained in this Agreement to the extent that such failure would cause the failure of the condition set forth in Section 6.2(b).

8.2 Termination Fee.

(a) If (i) all of the conditions set forth in Sections 6.1, 6.2 and 6.3 have been satisfied or waived, other than (A) the conditions to be satisfied on the Closing Date as provided herein and (B) the conditions set forth in Section 6.1(b), and (ii) this Agreement is rightfully terminated by (A) Seller pursuant to Section 8.1(b), or (B) Purchaser pursuant to Section 8.1(b) if at such time Seller was entitled to terminate this Agreement pursuant to Section 8.1(b), then Purchaser shall pay to Seller a fee of $12,900,000 (the “Purchaser Antitrust Termination Fee”) by wire transfer of immediately available funds no later than five (5) Business Days after such termination; provided, however, that Purchaser shall not be required to pay the Purchaser Antitrust Termination Fee if Seller has failed to discharge and fulfill its covenants or agreements contained in Section 5.3 to the extent such failure has caused or would cause the failure of the condition set forth in Section 6.1(b).

(b) Notwithstanding anything to the contrary herein, if the Purchaser Antitrust Termination Fee becomes payable, then (i) such Purchaser Antitrust Termination Fee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort, or otherwise) of Seller or any of its Affiliates against Purchaser or any of its Affiliates or any of its or their respective former, current, or future officers, directors, employees or Representatives, for any and all Losses that may be suffered based upon, resulting from, arising out of, or relating to this Agreement or any other Transaction Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or the failure to consummate the transactions contemplated by this Agreement and (ii) none of Purchaser or any of its Affiliates, or any of its or their respective former, current, or future officers, directors, employees or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or any other Transaction Documents. If Closing has not occurred by the Outside Date as a result of the circumstances described in Section 8.2(a) (i) Seller shall not be entitled to and shall not seek any equitable relief or equitable remedies of any kind whatsoever, including under Section 9.18 (Specific Performance) and (ii) the maximum aggregate liability of Purchaser, and any of its Affiliates, or any of their respective former, current, or future stockholders, partners, members, or Representatives, for Losses, including monetary damages, relating to or arising out of this Agreement or any other Transaction Documents, including the breach of any representation, warranty, covenant, or agreement in this Agreement (whether a willful breach or otherwise), the termination of this Agreement, or failure to consummate the transactions contemplated by this Agreement, shall be limited to an amount equal to the Purchaser Antitrust Termination Fee, and in no event shall Seller or any of its Affiliates seek or be entitled to recover any Losses in excess of such amount. In no event shall Purchaser be

CORE/3000720.0073/238002067.12

required to pay the Purchaser Antitrust Termination Fee on more than one occasion. Each of Purchaser and Seller acknowledges and agrees that the Purchaser Antitrust Termination Fee is not a penalty but constitutes liquidated damages in a reasonable amount that will compensate Seller in circumstances in which the Purchaser Antitrust Termination Fee is payable.

8.3 Effect of Termination.

In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and neither Party shall have any Liability to the other Party or its Affiliates, directors, officers or employees, except as provided otherwise in Section 8.2, Section 5.4 and Article 9, each of which shall survive termination of this Agreement and remain in full force and effect in accordance with their terms. Notwithstanding the foregoing, except as provided in Section 8.2, in the event either Party breaches this Agreement or commits Intentional Fraud, the other Party, notwithstanding any termination of this Agreement, shall be entitled to all remedies available at law or in equity.

Article 9
MISCELLANEOUS PROVISIONS

9.1 Notices.

(a) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by email, or by a nationally recognized overnight courier for next Business Day delivery, prepaid, to the Parties at the following street or email addresses:

If to Purchaser to:

Boardwalk Operating GP, LLC
9 Greenway Plaza, Suite 2800, Houston, TX 77046

Attention: Michael E. McMahon, Senior Vice President, Chief Legal and Regulatory Officer

Email: mike.mcmahon@bwpipelines.com

with a copy (which shall not constitute notice) to:

Boardwalk Operating GP, LLC

9 Greenway Plaza, Suite 2800, Houston, TX 77046

Attention: Todd Murray

Email: todd.murray@bwpipelines.com

and

Gable & Gotwals, a Professional Corporation

110 N. Elgin Ave., Suite 200

Tulsa, Oklahoma 74120

Attention: Stephen W. Lake

Douglas J. May

CORE/3000720.0073/238002067.12

Jeffrey D. Hassell

Email: slake@gablelaw.com

dmay@galbelaw.com

jhassell@gablelaw.com

If to Seller to:

Spire Resources LLC
700 Market Street

St. Louis, Missouri 63101

Attention: Matt Aplington, Chief Legal Officer

Email: matt.aplington@spireenergy.com

with a copy (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Attn: Jack Bowling and Jennifer Cooke-Yin

Email: jack.bolwing@stinson.com; jennifercooeyin@stinson.com

(b) All such notices, requests and other communications will (a) if delivered personally to the street address as provided in this Section 9.1, be deemed given upon delivery, (b) if delivered by email to the email address as provided in this Section 9.1, be deemed given upon sending, provided that notice is sent on a Business Day before 5:00 p.m., recipient’s time, and otherwise on the next Business Day, and (c) if delivered by overnight courier to the street address as provided in this Section 9.1, be deemed given on the first Business Day following the date sent by such overnight courier (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.1). Any Party from time to time may change its street or email address or other information for the purpose of notices to such Party by giving notice specifying such change to the other Party.

9.2 Entire Agreement.

This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to such subject matter.

9.3 Amendment.

This Agreement may be amended by the Parties at any time, but only pursuant to an instrument in writing signed on behalf of Purchaser and Seller.

CORE/3000720.0073/238002067.12

9.4 Waiver.

Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative unless otherwise limited by this Agreement.

9.5 Third Party Beneficiaries.

Except as otherwise expressly set forth herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights upon any Person, other than any Person entitled to indemnity under Article 7 and pursuant to Sections 5.2, 5.20 and 9.19.

9.6 No Assignment.

Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any Party without the prior written consent of the other Party, and any attempt to do so will be void; provided, however, Purchaser shall have the right to transfer or assign, in whole or, from time to time in part, to one or more of its Affiliates its rights and duties under this Agreement. Notwithstanding such assignment by Purchaser, Purchaser shall remain responsible for all obligations of Purchaser hereunder.

9.7 Publicity.

(a) Prior to the Closing, neither Party shall issue a press release or make any other public announcement concerning the Transactions or the Transaction Documents without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent required by Law or in connection with stock exchange requirements; provided that, to the extent any such disclosure is required by Law or in connection with stock exchange requirements, the Party intending to make such release shall use its commercially reasonable efforts consistent with Law and stock exchange requirements to cooperate and consult with the other Party in advance of issuance with respect to the text thereof and allow the other Party a reasonable opportunity to comment thereupon.

(b) Neither Purchaser nor Seller shall, and each of Purchaser and Seller shall cause its Affiliates not to, disclose or otherwise make available to the public the terms of this Agreement or publicly file or otherwise made available to the public copies of this Agreement unless such Party determines, after consulting with counsel, that such disclosure, availability or filing is required by applicable Law. If a Party so determines that such disclosure, availability or filing is required by applicable Law, such Party shall use its commercially reasonable efforts to cooperate and consult with the other Party with respect thereto and to obtain appropriate confidential treatment, if available, thereof as the other Party may reasonably request.

CORE/3000720.0073/238002067.12

9.8 Return of Information.

If for any reason whatsoever the Transactions are not consummated, Purchaser shall promptly return to Seller all books and records furnished by the Company or Seller or any of their respective Representatives (including all copies, summaries and abstracts, if any, thereof). To the extent such materials provided by the Company or Seller cannot be returned, Purchaser shall promptly execute and deliver to Seller certification of their destruction.

9.9 Expenses.

Except as otherwise expressly provided herein, and irrespective of whether the Transactions are consummated, each Party shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of its respective obligations pursuant to this Agreement, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such Party.

9.10 Governing Law.

This Agreement, and any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within the State of Delaware without regard to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

9.11 Submission to Jurisdiction and Exclusive Venue.

Except as provided in Section 2.5, each of the Parties irrevocably agrees that any claim, action, suit, investigation or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other Party or its successors or assigns shall be exclusively brought in and determined by the state courts of the state of Texas located in Harris County or the United States District Court for the Southern District of Texas. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such claim, action, suit, proceeding or investigation arising out of or relating to this Agreement and the Transaction; provided, however, that the foregoing shall not limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction. Purchaser and Seller further agree, to the extent permitted by Law, that a final non-appealable Order against a Party in any Action contemplated above shall be conclusive and

CORE/3000720.0073/238002067.12

may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, with a certified or exemplified copy of such Order being conclusive evidence of the fact and amount of such judgment. Each of the Parties agrees not to commence any claim, action, suit, proceeding or investigation relating thereto in any courts other than those described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. The Parties irrevocably agree that venue would be proper in any of the courts in Texas described above, and hereby irrevocably waive any objection that any such court is an improper or inconvenient forum for the resolution of such suit, action or proceeding.

9.12 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS.

9.13 Headings.

The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

9.14 Invalid Provisions.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid, and enforceable.

9.15 Construction.

The Parties agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

CORE/3000720.0073/238002067.12

9.16 Counterparts; Execution.

This Agreement may be executed in counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument. To the extent permissible under applicable Law, this Agreement and the other Transaction Documents may be signed via DocuSign or like virtual signature systems or methods, or via the exchange of signatures by email, with full force and effect.

9.17 Binding Effect.

At such time as this Agreement has been executed and delivered by Purchaser and Seller, this Agreement shall be binding upon such Parties.

9.18 Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party shall be entitled, in addition to any other remedies that may be available under this Agreement, to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (without any requirement that any Party provide any bond or other security), in each case, without proving the inadequacy of monetary damages or other legal remedies, in addition to any other remedy to which such other Party may be entitled, at law or in equity.

9.19 Waiver of Conflicts; Transaction Privilege.

(a) Each Party acknowledges and agrees that Stinson LLP and in-house counsel of Seller and Spire Inc. (the “Seller Legal Counsel”) have represented Seller and certain of its Affiliates (including the Company prior to the Closing) in connection with various matters, including the negotiation, preparation, execution and delivery of this Agreement, and that Seller and its Affiliates (other than the Company) (each a “Seller Group Member” and collectively, the “Seller Group Members”) have a reasonable expectation that, after the Closing, the Seller Legal Counsel will represent the Seller Group Members in connection with various matters, including any claim or Actions involving any Seller Group Member, on the one hand, and Purchaser or any of its Affiliates (each a “Purchaser Group Member” and collectively the “Purchaser Group Members”), on the other hand, arising out of or related to this Agreement or the Transactions.

(b) Purchaser, on its own behalf and on behalf of the other Purchaser Group Members, hereby expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Law or standard of professional responsibility if, after the Closing, the Seller Legal Counsel represent the Seller Group Members or any of them in connection with any Action arising out of or related to this Agreement or the Transactions.

(c) In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, any attorney-client privilege arising from communications (whether relating to this Agreement or otherwise) prior to the Closing between any one or more

CORE/3000720.0073/238002067.12

Representatives of the Company, on the one hand, and the Seller Legal Counsel, on the other hand, shall be excluded from the property, rights, privileges, powers, franchises and other interests held by the Company under applicable Law, that such attorney-client privilege shall be deemed held solely by Seller, and that no Purchaser Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications prior to the Closing (whether relating to this Agreement or otherwise) involving attorney-client confidences between the Seller Group Members and the Company, on the one hand, and the Seller Legal Counsel, on the other hand, shall be deemed to be attorney-client confidences that belong solely to Seller for the benefit and on behalf of the Seller Group Members (and not the Company or Purchaser Group Members). Accordingly, the Company and the Purchaser Group Members shall not have access to any such communications or to the files of the Seller Legal Counsel relating to such engagement. Further, to the extent that files of the Seller Legal Counsel in respect of such engagement constitute property of the client, only Seller for the benefit and on behalf of the Seller Group Members (and not the Purchaser Group Members) shall hold such property rights and the Seller Legal Counsel shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser Group Members by reason of any attorney-client relationship between the Seller Legal Counsel and the Company. Notwithstanding the foregoing, Purchaser shall have the right to disclose communications or other information to the extent required by Law.

(d) Purchaser hereby agrees that it shall cause any other Purchaser Group Member to execute any document or instrument reasonably requested from time to time by Seller in order to evidence or effectuate the intentions of the Parties reflected in this  Section 9.19.

(e) This Section 9.19 is for the benefit of the Seller Group Members and the Seller Legal Counsel and such Persons are intended third party beneficiaries of this  Section 9.19. This Section 9.19 shall be irrevocable, and no term of this Section 9.19 may be amended or waived without the prior written consent of Seller (which may be withheld for any reason).

9.20 Non-Recourse.

Except with respect to Intentional Fraud, (i) this Agreement may only be enforced against, and any claims or causes of action based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against, the Parties, and (ii) no past, present or future incorporator, member, stockholder, partner, Affiliate or Representative of Seller or Purchaser, or any of their respective Affiliates or Representatives, shall have any liability for any Liabilities of Seller or Purchaser under this Agreement.

[signature page follows]

CORE/3000720.0073/238002067.12

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above.

Seller:

Spire Resources LLC

By: /s/ Scott Doyle
Name: Scott Doyle
Title: Chief Executive Officer

Purchaser:

Boardwalk Pipelines, LP

By: Boardwalk Operating GP, LLC, its

General partner

By: /s/ Scott Hallam
Name: Scott Hallam
Title: President & CEO

Signature Page to Membership Interests Purchase Agreement

EXHIBIT A

Working Capital Schedule

Exhibit A-1

CORE/3000720.0073/238002067.12

EXHIBIT B

Form of Assignment of Membership Interests

Exhibit B-1

CORE/3000720.0073/238002067.12

EXHIBIT C

Form of Transition Services Agreement

Exhibit C-1

CORE/3000720.0073/238002067.12